Moody National REIT I, Inc. POS AM

EXHIBIT 10.117

PURCHASE AND SALE AGREEMENT

By and Between

REVERE HOSPITALITY, LLC

(Seller)

and

MOODY NATIONAL REIT I, INC.

(Purchaser)

of

HAMPTON INN BOSTON LOGAN AIRPORT

REVERE, MASSACHUSETTS

Linchris Hampton Inn Boston Logan PSA Execution Version

TABLE OF CONTENTS

I.	Definitions; Sale and Purchase; Contingency Period		1

	1.1	Definitions	1
	1.2	Sale and Purchase	9
	1.3	Contingency Period; Access; Review of Materials.	9

II.	Consideration		12

	2.1	Purchase Price	12
	2.2	Earnest Money.	12
	2.3	Independent Contract Consideration	13
	2.4	Allocation of Purchase Price	13

III.	Survey and Title		13

	3.1	Survey.	13
	3.2	Title Examination	13
	3.3	Purchaser’s Objections/Seller’s Cure	14

IV.	Representations, Warranties, Covenants and Conditions Precedent		14

	4.1	Seller’s Representations and Warranties	14
	4.2	Purchaser’s Representations and Warranties	18
	4.3	Remedies and Survival Regarding Representations and Warranties.	20
	4.4	Covenants	24
	4.5	Conditions Precedent to Purchaser’s Obligations	27
	4.6	Conditions Precedent to Seller’s Obligations	29

V.	Closing Matters		30

	5.1	Closing Date	30
	5.2	Adjustment and Prorations	30
	5.3	Guest Property in Seller’s Possession on Closing Date	33
	5.4	Closing Documents	34
	5.5	Closing Costs.	36
	5.6	Real Estate Commissions	36
	5.7	Hotel Employees	37
	5.8	Disbursements and Other Actions by Title Company	38
	5.9	Title Company as Reporting Person	39
	5.10	Survival	39

VI.	Remedies		40

	6.1	Seller’s Remedies	40
	6.2	Purchaser’s Remedies	40
	6.3	Attorneys’ Fees	41
	6.4	Survival	41

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VII.	Condemnation and Risk of Loss		41

	7.1	Condemnation and Casualty	41

VIII.	Miscellaneous		42

	8.1	Entire Agreement	42
	8.2	Binding Effect; Assignment	42
	8.3	Notices	43
	8.4	Governing Law	44
	8.5	Section Headings	44
	8.6	Discharge of Obligations	44
	8.7	Counterparts	44
	8.8	No Recordation	45
	8.9	Time of the Essence	45
	8.10	Invalid Provisions	45
	8.11	Computation of Time	45
	8.12	Seller’s Knowledge	45
	8.13	Confidentiality.	46
	8.14	Offers	47
	8.15	Tax-Free Exchange	47
	8.16	Amendment to the Agreement/Waiver of Matters or Conditions	47
	8.17	No-Offer	47
	8.18	Indemnity	47
	8.19	Privacy Laws	48
	8.20	Further Assurances	49
	8.21	WAIVER OF TRIAL BY JURY	49
	8.22	Liability Under Deed	49
	8.23	Bulk Sales	49
	8.24	Facsimile/E-mail Execution	49
	8.25	Radon Disclosure	49

EXHIBIT “A” (Legal Description)
EXHIBIT “B” (Space Leases)
EXHIBIT “C” (Major Contracts)
EXHIBIT “D” (Permits List of Uncured Violations)
EXHIBIT “E” (Violation of Laws, Ordinances, Orders or Regulations; Hazardous Waste Law
Matters)
EXHIBIT “F” (Pending Litigation)
EXHIBIT “G” (Escrow Instructions)
EXHIBIT “H” (Seller’s Certification in Lieu of Estoppel)
EXHIBIT “I” (Quitclaim Deed)
EXHIBIT “J” (Bill of Sale and Assignment)
EXHIBIT “K” (Seller’s Certificate)
EXHIBIT “L” (Purchaser’s Certificate)
EXHIBIT “M” (Submission Matters)

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated as of the Effective Date, hereinafter defined, is made by and between Revere Hospitality, LLC, a Delaware limited liability company (“Seller”), and Moody National REIT I, Inc., a Maryland corporation (“Purchaser”).

I.
Definitions; Sale and Purchase; Contingency Period

1.1     Definitions. For the purpose of this Agreement, the following terms shall have the meanings indicated:

(a)     3-05 Audit shall have the meaning set forth in Section 1.4.

(b)     Accounts Receivable shall have the meaning set forth in Section 5.2(k).

(c)     Accrued Vacation and Sick Time shall have the meaning set forth in Section 5.7.

(d)     Advance Deposits means the aggregate amount of any deposits received by or on behalf of Seller (whether paid in cash or by credit card) as a down payment for any Bookings.

(e)      Agreement shall have the meaning set forth in the first paragraph of this Agreement.

(f)      Alcoholic Beverages shall mean all open and unopened liquor and other alcoholic beverages whether in use or held in reserve storage for future use in connection with operation of the Hotel.

(g)     Approvals shall have the meaning set forth in Section 4.2(e).

(h)     Baggage Inventory List shall have the meaning set forth in Section 5.3(b).

(i)      Bill of Sale and Assignment shall have the meaning set forth in Section 5.4(a).

(j)      Bookings shall mean all contracts, reservations and sales files for the use or occupancy of guest rooms and/or the banquet facilities of the Hotel, to be provided to Purchaser at the Closing.

(k)     Books and Records shall mean all of Seller’s books, records, files, computer data, operating reports and other documentation relating exclusively to the ownership and operation of the Hotel, including the Hotel Employee Schedule and records relating to the Bookings but excluding (i) the personnel files and employment records for all Hotel Employees, (ii) items that belong to or are proprietary to Manager and its affiliates or other third parties, (iii) internal memoranda regarding the sale, financing and/or valuation of the Hotel, and (iv) materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Seller or their affiliates.

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(l)       Broker shall mean HFF.

(m)    Business means the lodging business and all activities related thereto conducted exclusively at the Hotel, including, without limitation, (i) the rental of any guest, conference or banquet rooms or other facilities at the Hotel, (ii) the operation of any bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental, if any, of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and, to the extent applicable, the Personal Property, (iv) the employment of the Hotel Employees by Seller, and (v) the payment of taxes related to the operation of the Hotel.

(n)      Business day and business days shall have the meanings set forth in Section 8.11.

(o)     Casualty Threshold shall have the meaning set forth in Section 7.1(b).

(p)     CC&Rs shall mean any covenants, conditions and/or restrictions binding, restricting or benefiting the Property (including, without limitation, reciprocal easement agreements) which are set forth in the title commitment.

(q)     Claims shall mean any demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and expenses), whether direct or indirect, known or unknown, foreseen or unforeseen.

(r)      Closing shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement.

(s)     Closing Agent shall mean Moody National Title Company, LP, 6363 Woodway Dr., Suite 525, Houston, Texas 77057, attention: Kay Street.

(t)      Closing Date shall mean the date specified in Section 5.1.

(u)     Code shall mean the Internal Revenue Code of 1986, as amended.

(v)     Condemnation Threshold shall have the meaning set forth in Section 7.1(a).

(w)     [Intentionally deleted]

(x)     [Intentionally deleted]

(y)     Contingency Period shall mean a period of time commencing on the Effective Date and ending at 5:00 p.m., Eastern Time, on the date which is thirty (30) days after the Effective Date.

(z)     Covered Audit Period shall have the meaning set forth in Section 1.4.

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(aa)    Cure Date shall have the meaning set forth in Section 3.3(a).

(bb)   Cut-off Time shall mean 11:59 p.m., Eastern Time, on the date preceding the Closing Date.

(cc)    Delivered Information shall have the meaning set forth in Section 4.2(f), and may be delivered by Seller to Purchaser via electronic means, including without limitation, a data file sharing site. If Seller posts any Delivered Information to a data file sharing site, the item of Delivered Information shall be deemed delivered to Purchaser, and notice thereof shall be deemed given to Purchaser, for all purposes under this Agreement when made available on such data file sharing site.

(dd)    Earnest Money shall have the meaning set forth in Section 2.2(c).

(ee)    Effective Date shall mean the date this Agreement is last executed by Seller or Purchaser.

(ff)      Employee Claims shall have the meaning set forth in Section 5.7(c).

(gg)   Escrow Agent shall mean Old Republic National Title Insurance Company, 521 Fifth Avenue 23rd Floor, New York, NY 10175, Attention: Rick M. Icklan (ricklan@oldrepublictitle.com).

(hh)   Escrow Instructions shall have the meaning set forth in Section 2.2(a).

(ii)     Excluded Assets shall mean (i) computer hardware, to the extent such computer hardware is owned or provided by the Manager in connection with the operation of the Hotel, and is used at the Hotel subject to the terms of the Management Agreement; (ii) telecommunications and information technology systems and computer software, including, but not limited to, all central reservation systems, sales systems, financial modeling, budget, group pace, incentive and human resource systems, any ancillary systems and all other proprietary systems, to the extent such systems and/or software are owned or provided by the Manager in connection with the operation of the Hotel, and used at the Hotel subject to the terms of the Management Agreement; (iii) any employee training manuals or employee benefit manuals in use at the Hotel that are the property of Franchisor or Manager; (iv) all service marks, copyrights, trade names, trademarks, symbols, logos, and all other intellectual property rights, marks or characteristics associated with a brand name of Franchisor or Manager; (v) any fixtures, personal property or intellectual property owned by third parties, including, without limitation, equipment lease lessors, suppliers, vendors and licensors under Hotel Contracts or Permits, tenants under Space Leases, the Manager, any Hotel Employees or any guests or customers of the Hotel; (vi) all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties) other than the Hotel that are owned, leased, operated, licensed or franchised by Manager or an affiliate of Manager, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); and (vii) all guest or customer data or information that is excluded from the definition of Hotel Guest Data and Information as described in clause (i) and (ii) of such definition below.

(jj)      Existing Permittee shall have the meaning set forth in Section 4.4(e).

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(kk)    Franchise Agreement shall mean the franchise or license agreement currently in effect between Franchisor and Seller, if any.

(ll)      Franchisor shall mean Hampton Inns Franchise LLC.

(mm)  First Deposit shall have the meaning set forth in Section 2.2(b).

(nn)    Furnishings shall mean all furniture, furnishings, fixtures, rugs, mats, carpeting, appliances, devices, engines, telephone, telex and other communications equipment, laundry, dry cleaning and other machines, televisions and other video equipment, plumbing fixtures and all other equipment and other personal property (including, without limitation, kitchen, food and beverage service, cleaning service, laundry and dry cleaning, cable and satellite television and computer equipment and software), carpeting, draperies and curtains, tools and supplies, decorations, artwork, silver, and vehicles (if any), which are now, or may, prior to the Closing Date be, placed in or attached to the Property and are used in connection with the operation of the Property (but not including the Inventories, the Operating Equipment, the Alcoholic Beverages or the Excluded Assets, or items owned or leased by tenants under the Space Leases or which are leased by the Seller or Manager), subject to such depletions, substitutions and replacements as shall occur in the Ordinary Course of Business prior to the Closing Date.

(oo)    General Manager shall mean the then current general manager of the Hotel.

(pp)    Guest Ledger shall have the meaning set forth in Section 5.2(k).

(qq)    Hazardous Substances shall mean any substance or material which (i) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (ii) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, or (iii) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, or hazardous material under any Hazardous Waste Law.

(rr)     Hazardous Waste Law shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution or requirement promulgated by any governmental authority with respect to Hazardous Substances, including, without limitation, the following: (i) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (iii) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (v) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (vii) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (viii) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (ix) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(ss)    Hotel shall mean the hotel and all of its facilities located at 230 Lee Burbank Highway, Revere, Massachusetts 02151 and currently known as the Hampton Inn Boston Logan Airport.

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(tt)    Hotel Contracts shall mean all service and maintenance contracts, supply contracts, equipment leases (including but not limited to the Van Leases), and other contracts or agreements by which Seller or the Hotel are currently bound (either directly or by Manager’s acting as Seller’s duly authorized agent) relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, except for the Management Agreement, the Space Leases, Bookings, Purchase Orders, and the Excluded Assets.

(uu)    Hotel Employee Schedule shall mean such employment information for all Hotel Employees as is provided to the Purchaser by the Seller or Manager, it being understood and agreed that the Hotel Employee Schedule may consist only of a list of employees (without names or Social Security Numbers), with an identification of each such employee’s department, position, pay rate (hourly or annually), tenure (start date) and status (whether full-time or part-time).

(vv)    Hotel Employees shall mean the persons employed by Seller exclusively to operate the Hotel.

(ww)  Hotel Guest Data and Information means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information obtained or collected by Seller and/or Manager in the Ordinary Course of Business from guests of the Hotel relating specifically to such guests’ stay at the Hotel. Hotel Guest Data and Information does not include (i) any information maintained by Manager or its affiliates in their corporate databases that is not specific to guest stays at the Hotel including, without limitation, websites, central reservation databases, operational databases and preferred guest programs of Manager or affiliates of Manager, and (ii) any data and information collected by Seller or Manager the transfer or disclosure of which is prohibited or restricted by applicable Laws.

(xx)   Improvements shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Land.

(yy)    Independent Consideration shall have the meaning set forth in Section 2.3.

(zz)    Inspections and Studies shall have the meaning set forth in Section 1.3(a).

(aaa)  Intangible Personal Property shall mean Seller’s interest, if any, in all intangible personal property used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the following: (i) the Permits; (ii) telephone numbers, TWX numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Land, the Improvements and/or Furnishings; and (iii) all websites and domains exclusively used for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel, but expressly excluding any Excluded Assets.

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(bbb)   Interim Liquor Agreements shall have the meaning set forth in Section 4.4(e).

(ccc)   Inventories shall mean all “Inventories” as defined in the Uniform System of Accounts and used exclusively in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, subject to depletions, substitutions and replacements as shall occur in the Ordinary Course of Business prior to the Closing Date, but expressly excluding any Alcoholic Beverages to the extent the sale or transfer of the same is not permitted under applicable law.

(ddd)   Land shall mean the land and all appurtenances thereto, as more particularly described in Exhibit “A” to this Agreement upon which the Hotel is situated together with all appurtenances to the Land.

(eee)    Laws shall have the meaning set forth in Section 4.1(i).

(fff)      Liquor Permits shall mean all licenses, permits, authorizations and approvals currently used in or relating to the sale and on-premises consumption of liquor and other alcoholic beverages at the Hotel.

(ggg)   Manager shall mean Linchris Hotel, Corp.

(hhh)   Management Agreement shall mean that certain management agreement currently in effect between Manager and Seller.

(iii)       Major Contract shall mean any Hotel Contract requiring aggregate annual payments in excess of $25,000 for any year during the term of such Hotel Contract after Closing.

(jjj)       New Franchise Agreement shall mean a franchise agreement and associated property improvement plan, if any, by and between Purchaser or Purchaser’s designee and New Franchisor, to operate the Hotel after the Closing as a Hampton Inn branded hotel on terms acceptable to Purchaser or its designee.

(kkk)   New Franchisor shall mean Hampton Inns Franchise LLC.

(lll)       New Liquor Permits shall mean a liquor license from the City of Revere and Commonwealth of Massachusetts, and any other permits to be issued by any relevant governmental authority required to allow Purchaser or Purchaser’s designee to carry on the operations of the Hotel after the Closing in substantially the same manner as conducted by Seller prior to the Closing

(mmm) New Permittee shall have the meaning set forth in Section 4.4(e).

(nnn)   Notice shall have the meaning set forth in Section 8.3.

(ooo)   Objection Period shall have the meaning set forth in Section 3.3.

(ppp)   OFAC shall have the meaning set forth in Section 4.1(t).

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(qqq)   Operating Equipment shall mean all “Operating Equipment” as defined in the Uniform System of Accounts and used exclusively in the operation of the Hotel, including, without limitation, all china, glassware, linens, towels, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing supplies, stationery, uniforms and similar items, whether in use or held in reserve storage for future use in connection with the operation of the Hotel, subject to depletions, substitutions and replacements as shall occur in the Ordinary Course of Business prior to the Closing Date.

(rrr)      Ordinary Course of Business shall mean the ordinary course of business for the Business consistent with Seller’s and/or Manager’s past custom and practice, taking into account the facts and circumstances in existence from time to time, including, without limitation, actions taken by Manager pursuant to the Management Agreement; provided, however, operation of the Business in the Ordinary Course of Business shall not obligate Seller to incur any expenses not incurred in the Ordinary Course of Business, including without limitation capital expenditures contemplated in Seller’s current capital expenditure schedule or budget.

(sss)    Other Tangible Personal Property shall mean the Seller’s interest in all tangible personal property used exclusively in connection with the ownership, operating, leasing, occupancy or maintenance of the Property or the Hotel and not otherwise included within the other categories of the definition of Property, but expressly excluding any Excluded Assets.

(ttt)      Permits shall mean all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, maintenance, occupancy, operation or use of any part of the Hotel and/or the Property, including, without limitation, the Liquor Permits, but excluding the Management Agreement.

(uuu)   Permitted Exceptions shall mean, collectively, (i) the Space Leases, if any, described in Exhibit ”B” to this Agreement or entered into by Seller after the Effective Date and prior to Closing in accordance with this Agreement (to the extent any such Space Lease is not required to be terminated effective as of the Closing by any other provision of this Agreement), (ii) any lien, encumbrance or security interest created by Purchaser at Closing in connection with Purchaser’s acquisition of the Property, (iii) zoning ordinances and regulations (iv) mechanic’s liens caused by Purchaser or its agents, (v) standard printed title exceptions, other than those that may be removed by endorsement or deletion or by the execution and delivery of a customary affidavit of Seller (in form reasonably acceptable to the Title Company) in favor of the Title Company, (vi) any exceptions to title that are mutually agreed upon by Seller and Purchaser in writing, (vii) any title exceptions to which Purchaser does not object in accordance with Article III, and (viii) any title exceptions to which Purchaser objects that are not cured and which Purchaser is deemed to have accepted and approved in accordance with Article III.

(vvv)   Personal Property shall mean, collectively, Seller’s interest in (i) the Furnishings, (ii) the Inventories (subject to the credit to Seller in Section 5.2(l)), (iii) the Operating Equipment (iv) the Hotel Contracts, (v) the Space Leases, if any; (vi) the Books and Records, (vii) the Hotel Guest Data and Information, (viii) the Bookings, (ix) the Advance Deposits, (x) the Intangible Personal Property (to the extent transferable by Seller); and (xi) the Other Tangible Personal Property, but expressly excluding any Excluded Assets.

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(www)    Post-Closing Expenses shall have the meaning set forth in Section 5.2(e).

(xxx)        Post-Closing Liability Cap shall have the meaning set forth in Section 4.3(d).

(yyy)      Property shall mean, collectively, the Real Property and the Personal Property.

(zzz)        Purchase Orders shall have the meaning set forth in Section 5.2(e).

(aaaa)     Purchase Price shall have the meaning set forth in Section 2.1.

(bbbb)    Purchaser shall have the meaning set forth in the first Paragraph of this Agreement.

(cccc)     Quitclaim Deed shall have the meaning set forth in Section 5.4(a).

(dddd)    Real Property shall mean the Land and Improvements.

(eeee)     Released Parties shall have the meaning set forth in Section 4.3(e).

(ffff)        Reporting Person shall have the meaning set forth in Section 5.9(a).

(gggg)    Second Deposit shall have the meaning set forth in Section 2.2(c).

(hhhh)    Seller shall have the meaning set forth in the first Paragraph of this Agreement.

(iiii)        Seller Knowledge Individuals shall have the meaning set forth in Section 8.12.

(jjjj)         Seller Party Obligations shall have the meaning set forth in Section 4.3(e).

(kkkk)     Seller’s Certificate shall have the meaning set forth in Section 5.4(a).

(llll)         Space Leases shall mean all leases and other agreements (written or oral), if any, for the occupancy of office, retail, restaurant, rooftop or other space at the Property.

(mmmm) Surviving Obligations shall mean the indemnity provisions as set forth in Section 8.20, and any other provisions in this Agreement that expressly survive the termination of this Agreement, including, without limitation, those set forth in Section 1.3(d) (inspection indemnification), Article VI (remedies), Sections 5.6 (commissions), Section 8.8 (no recordation), Section 8.13 (confidentiality), Section 8.19 (privacy) and Section 8.20 (further assurances).

(nnnn)    [intentionally deleted]

(oooo)    Tax Certificates shall have the meaning set forth in Section 5.5(e).

(pppp)    Title Commitment shall have the meaning set forth in Section 3.2(a).

(qqqq)    Title Company shall mean the Escrow Agent.

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(rrrr)        Title Policy shall have the meaning set forth in Section 4.5(e).

(ssss)      Updated Survey shall have the meaning set forth in Section 3.1(b).

(tttt)        Uniform System of Accounts shall mean the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, by the Hotel Association of New York City, Inc., as published by the American Hotel and Lodging Educational Institute, with support from Hospitality Financial and Technology Professionals.

(uuuu)    Van Leases shall mean certain vehicle leases with Leasing Associates and Merchants Fleet Management for vehicles providing services for the Hotel.

(vvvv)    WARN Act shall have the meaning set forth in Section 5.7.

1.2      Sale and Purchase. Seller agrees to sell the Real Property and the Personal Property (collectively, the “Property”) to Purchaser, and Purchaser agrees to acquire the Property from Seller, subject to the terms, covenants, conditions and provisions set forth in this Agreement free and clear of any encumbrances except for the Permitted Exceptions. The parties hereby further agree that, if permitted by local law, the Alcoholic Beverages shall be transferred by Existing Permittee to New Permittee in accordance with Section 4.4(e).

1.3      Contingency Period; Access; Review of Materials.

(a)      During the Contingency Period, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s investigations and inspections of the Property and the operation of the Hotel thereon. Seller shall, on or before 5:00 p.m. C.D.T. on the date which is five (5) business days following the Effective Date (unless another date is stated on Exhibit “M” as defined herein), deliver copies of the items identified in Exhibit “M” (collectively, the “Submission Matters”) to Purchaser. Seller shall promptly provide or make available to Purchaser such additional information relating to the Property in Seller’s possession or control as Purchaser may reasonably request, provided such request is not inconsistent with a provision of this Agreement or the Management Agreement. During the Contingency Period, Purchaser may, subject to the rights of the tenants and guests of the Hotel and the limitations set forth below, perform such physical inspections (including, without limitation, Phase I environmental site assessments), surveys and studies, and review such other matters related to the Hotel (including, without limitation, the Hotel Contracts, the Space Leases, the Permits, and the Books and Records), as Purchaser reasonably deems necessary for its review of the Property (collectively, “Inspections and Studies”). In connection with the Inspections and Studies (i) Purchaser shall have the right, at its sole risk, responsibility, cost and expense, to enter upon the Property at pre-arranged times and with at least 24 hours advance notice to the Hotel’s General Manager for the purpose of conducting such Inspections and Studies; (ii) Purchaser and its agents, contractors and consultants must be accompanied by an employee, agent or representative of Seller or Manager; (iii) such Inspections and Studies will be conducted on a business day between 10:00 a.m. and 5:00 p.m., local time at the Hotel; (iv) Purchaser and its agents, contractors and consultants shall not perform any drilling, coring or other invasive testing or sampling without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (v) Purchaser’s right to perform the Inspections and Studies shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Hotel; and (vi) the Inspections and Studies shall not unreasonably interfere with the Business and Purchaser and its agents, contractors and consultants shall comply with Seller’s reasonable requests with respect to the Inspections and Studies to minimize such interference.

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(b)      Prior to conducting any on-site inspection of the Property, other than mere visual examination, Purchaser shall obtain, and during the period of such inspection or testing shall maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, naming Seller, Manager and Existing Permittee, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Two Million Dollars ($2,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) for property damage liability for any one occurrence. Prior to making any entry upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages.

(c)       Other than as set forth in Section 4.4(e), or in connection with Purchaser’s routine inquiry to obtain zoning letters, etc., with regard to the Property, Purchaser shall not, through its officers, employees, members, managers, contractors, consultants, agents, representatives or any other person or entity, directly or indirectly (i) communicate with any governmental authority or any official, employee or representative thereof, involving any matter with respect to any of the Property, or (ii) take any action that causes any governmental authority or any official, employee or representative thereof to communicate with Seller or General Manager, involving any matter with respect to any of the Property, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) unless such communication is arranged by Seller; provided, however, this provision shall not restrict or prevent Purchaser from reviewing public information that is available in governmental records or files concerning the Property.

(d)      Purchaser shall indemnify, defend and hold harmless Seller, Manager and their respective affiliates, officers, directors, members, shareholders, employees, representatives and agents from any Claims arising from or related to Purchaser’s or its agents or contractors entry upon the Property or any such Inspections and Studies, except (i) for the discovery of existing conditions at the Hotel so long as following such discovery Purchaser does not exacerbate such conditions through its actions, or (ii) to the extent caused by the willful misconduct or gross negligence of Seller or its agents, employees or contractors. After any such entry, Purchaser shall promptly restore the Property to its prior condition, if its condition was changed by such entry. This Section 1.3(d) shall survive the Closing and any termination of this Agreement.

(e)      Prior to the Closing, all contact by Purchaser at the Hotel with any Hotel Employees, tenants, counterparties to Hotel Contracts or any other related parties shall be coordinated through the Hotel’s General Manager. Prior to the expiration of the Contingency Period, Purchaser shall not interview any Hotel Employees (other than the Hotel’s General Manager). After the expiration of the Contingency Period, and provided that this Agreement has not been terminated by either Seller or Purchaser in accordance herewith, Purchaser shall have the right to interview any such Hotel Employees for possible employment; provided, however, any such interview shall be coordinated with and conducted in the presence of the Hotel’s General Manager (unless Seller agrees otherwise) and in accordance with Manager’s customary policies and procedures for such interviews.

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(f)      If Purchaser does not acquire the Property for any reason whatsoever, Purchaser shall either (i) return and deliver to Seller promptly upon written demand therefor by Seller and at no cost to Seller all materials and documents previously obtained by Purchaser from Seller or otherwise obtained or commissioned by Purchaser in connection with its investigation of the Property (with no retention by Purchaser of copies of any such materials and documents) or (ii) destroy such materials and documents and promptly deliver to Seller a written certification confirming such destruction. Such delivery shall be made without representation or warranty by Purchaser as to the contents of such items and Seller shall not be entitled to rely on such items. Purchaser agrees that the information contained in the aforesaid documents shall be deemed confidential information subject to the terms and conditions of Section 8.13 of this Agreement.

(g)      If Purchaser elects on or before expiration of the Contingency Period, for no reason or for any reason whatsoever, in its sole and absolute discretion, not to proceed with the transaction contemplated by this Agreement, Purchaser may terminate this Agreement by written notice to Seller and Escrow Agent, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. Purchaser’s failure to deliver to Seller and Escrow Agent a written notice of termination within the time period set forth above shall be deemed to constitute Purchaser’s election to proceed with the transaction contemplated hereby.

(h)     Notwithstanding the foregoing, if Purchaser does not terminate the Agreement in accordance with Section 1.3(g) above, then Purchaser agrees, at Closing, to purchase the Property and to assume and honor all of the Hotel Contracts, provided, however, that copies of such Hotel Contracts have been submitted to Purchaser for its review during the Contingency Period as required under this Agreement, and to assume and honor all of the Bookings from and after Closing. Purchaser shall pay any transfer or other fee or payment payable under any Hotel Contract as a result of the assignment and assumption of such Hotel Contract in connection with the transfer of the Property. Purchaser will be solely responsible for obtaining the consent to the transfer of any Hotel Contract which requires such consent; provided that Seller shall cooperate as reasonably necessary in obtaining any such consent. If any such consent cannot be obtained, such Hotel Contract shall nevertheless be deemed assumed by Purchaser and Purchaser shall be responsible for any fees or payments payable as a result of the transfer of the Property and any obligations arising under such Hotel Contract on or after the Closing Date.

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1.4      Audit. Purchaser will provide Seller, within five (5) days after the Effective Date, written notice that a 3-05 Audit (as defined herein) has been determined by Purchaser’s auditor to be required with respect to this transaction and the basis for such determination. If a 3-05 Audit has been determined to be required, then, at Purchaser’s sole cost and expense, Purchaser’s auditor may conduct an audit as required of Purchaser pursuant to Rule 3-05 of Securities and Exchange Commission Regulation S-X (the “3-05 Audit”) of the financial statements of the Property for the three (3) complete fiscal years immediately preceding the Closing Date and the stub period through the Closing Date (the “Covered Audit Period”), and Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such 3-05 Audit. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit the financial statements of the Property, at Purchaser’s expense and, upon Purchaser’s prior written request, Seller shall allow Purchaser’s auditors reasonable access to such books and records maintained by Seller in respect to the Property and pertaining to the Covered Audit Period as necessary to conduct such 3-05 Audit, and (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as may be reasonably required by Purchaser and required for Purchaser’s auditors to conduct such 3-05 Audit; provided, however, that the ongoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession or control of Seller, the Seller’s accountants or Manager, at no cost to any of such parties, and in the format that Seller or its accountants or Manager have maintained such information. Seller certifies and represents and warrants to Purchaser that the materials delivered to Purchaser in connection with the 3-05 Audit shall be true and accurate in all material respects and to Seller’s knowledge there are no known fraud or material misrepresentations, or material subsequent events not reflected in such materials. Notwithstanding anything contained in this paragraph to the contrary, in no event shall Seller or any of Seller’s Affiliates be obligated to disclose any confidential or non-public financial information with respect to any of Seller’s Affiliates or any property of any such Seller’s Affiliate. This provision shall survive Closing.

II.
Consideration

2.1      Purchase Price. The Purchase Price for the Property shall be Fifty Seven Million and No/100 Dollars ($57,000,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments provided for in this Agreement, and will be paid by Purchaser by wire transfer of immediately available good funds to Escrow Agent on or prior to the Closing.

2.2      Earnest Money.

(a)       Concurrently with the execution and delivery of this Agreement, Purchaser, Seller and Escrow Agent have executed escrow instructions of even date herewith (the “Escrow Instructions”), the form of such Escrow Instructions being attached hereto as Exhibit “G”.

(b)       Within one (1) Business Day following the Effective Date, Purchaser shall deposit a sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “First Deposit”) by wire transfer to Escrow Agent. If the First Deposit is not timely made, then notwithstanding anything to the contrary in this Agreement, Seller may terminate this Agreement at any time prior to receipt by the Escrow Agent of the First Deposit, in which case this Agreement shall terminate.

(c)      If the Contingency Period expires without Purchaser having terminated this Agreement, then no later than 5:00 p.m., Eastern Time, on the Business Day immediately after the Contingency Period expires, Purchaser shall deposit a sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Second Deposit”) by wire transfer to Escrow Agent (the First Deposit and the Second Deposit and any interest earned thereon (less the Independent Consideration, if applicable) are collectively referred to herein as the “Earnest Money”). Failure of Purchaser to make the Second Deposit as required pursuant to this Section 2.2(c) shall be deemed a material default by Purchaser under this Agreement and Seller may terminate this Agreement by written notice to Purchaser and Escrow Agent at any time prior to receipt by the Escrow Agent of the Second Deposit, whereupon Escrow Agent shall disburse the First Deposit to Seller and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations.

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(d)      The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement and the Escrow Instructions. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur, the Earnest Money shall be held and delivered as provided in this Agreement.

(e)      Seller and Purchaser acknowledge and agree that if Purchaser does not terminate this Agreement as set forth in Section 1.3(g), the Earnest Money will be deemed earned by Seller and non-refundable to Purchaser for any reason except as otherwise specifically set forth in this Agreement.

2.3     Independent Contract Consideration. In the event the Earnest Money is released and returned to Purchaser for any reason under this Agreement, Seller will receive One Hundred Dollars ($100.00) (the “Independent Consideration”) of the Earnest Money from Escrow Agent, which Independent Consideration, the sufficiency of which is hereby acknowledged by the parties, is fully earned by Seller and is non-refundable under any circumstances.

2.4     Allocation of Purchase Price. Prior to the expiration of the Contingency Period, Purchaser will notify Seller in writing of Purchaser’s proposed allocation of the Purchase Price between the Real Property and the remaining Property, and such allocation shall be subject to Seller’s reasonable approval. Seller and Purchaser agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties. If Purchaser and Seller cannot agree upon allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.

III.
Evidence of Title

3.1     Fee Title. At Closing, Seller shall convey to Purchaser good, marketable and insurable title to the Property, subject only to the Permitted Exceptions.

3.2     Title Examination. Purchaser shall cause title to the Property to be examined and shall notify Seller in writing prior to the expiration of the Contingency Period of the existence of encumbrances and defects in the title which are not Permitted Exceptions and which render Seller’s title to the Property unmarketable (collectively, the “Additional Exceptions”), otherwise Purchaser waives its right to object and such Additional Exceptions shall become Permitted Exceptions. If Purchaser receives notice of or otherwise discovers any Additional Exceptions after its title examination and prior to the Closing Date, Purchaser shall so notify Seller in writing of the Additional Exceptions to which Buyer objects within three (3) days after Purchaser receives notice of such Additional Exceptions.

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3.3     Monetary Title Encumbrances. Notwithstanding anything herein to the contrary, the Seller shall be obligated to pay and discharge, and release any monetary encumbrances or obligations arising from delinquent real property taxes, deeds of trust, security agreements, or mechanics’ liens or other similar monetary liens or charges that were created by, expressly consented to in writing, or expressly assumed by Seller in writing, including without limitation any loans, bonds or due and payable obligations to municipal or other governmental bodies (collectively, “Monetary Title Encumbrances”) reflected in the title commitment or any update thereto. No Monetary Title Encumbrances shall be considered to be a Permitted Exception. Seller shall have no obligation to cure any other title objections.

3.4      Title Objections Not Curable by the Payment of Money. Seller shall have a period of five (5) days after notice from Purchaser to cure or attempt to cure any title objections not required to be cured under Section 3.3 herein; however, if Seller is unable or unwilling to cure any such title objections on or before the Closing Date, Purchaser shall have the following options:

(a)       Purchaser may, within two (2) Business Days after Seller notifies Purchaser that it is unable to cure any title objections, waive the uncured title objections and accept title in its existing condition without reduction in the Purchase Price; or

(b)       Purchaser may terminate this Agreement by sending written notice to Seller and Escrow Agent, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (a) each party shall pay one-half (1/2) of the expenses of escrow, and (b) each party shall continue to be obligated under the Surviving Obligations. Purchaser’s failure to timely deliver to Seller and Escrow Agent a written notice of termination shall be deemed to constitute Purchaser’s waiver of such objections that Seller has not cured or committed to cure.

IV.
Representations, Warranties, Covenants
and Conditions Precedent

4.1      Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a)      Seller is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

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(b)      The execution and delivery of this Agreement has been or will be, prior to Closing, duly authorized by all necessary and appropriate limited liability company action of Seller.

(c)      No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller will not (i) violate any provision of the Seller’s organizational or governing documents; (ii) violate any Law binding on Seller; (iii) result in a violation or breach of, or constitute a default under, any of the Major Contracts or Space Leases, except to the extent such violation, breach or default would not have a material adverse effect on the Business, or the Seller’s ability to consummate the transaction described in this Agreement; or (iv) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

(d)      Seller has not made any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller or the property or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.

(e)       There are no Space Leases affecting all or any portion of the Property except as set forth in Exhibit “B” to this Agreement. True and complete copies of the Space Leases, if any (including all amendments), to the extent in Seller’s or Manager’s possession or control, have been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date. All of the Space Leases described in Exhibit “B” are in full force and effect, and to Seller’s knowledge there are no material defaults by any party thereunder except as disclosed in Exhibit “B”. There are no outstanding obligations for commissions, tenant improvements or other tenant concessions with respect to the Space Leases except as disclosed in the Space Leases or in Exhibit “B”.

(f)       There are no Major Contracts affecting the Property except as set forth in Exhibit “C” to this Agreement. True and complete copies of the Major Contracts (including all amendments), to the extent in Seller’s or Manager’s possession or control, have been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date. All of the Major Contracts described in Exhibit “C” are in full force and effect, and, to Seller’s knowledge, there are no material defaults by any party thereunder except as disclosed in Exhibit “C”.

(g)      There are no existing management agreements or franchise agreements relating to the Hotel other than the Management Agreement and the Franchise Agreement.

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(h)       True and complete copies of the Permits, to the extent in Seller’s or Manager’s possession or control, have been provided to Purchaser or will be provided to Purchaser no later than five (5) business days after the Effective Date. To Seller’s knowledge, all Permits required to be issued by any governmental authority or any third party and used in or necessary to the operation of the Hotel as a fully functioning select service hotel have been obtained. Except as otherwise disclosed to Purchaser on Exhibit “D”, Seller has not received any written notice of any uncured violations of any Permit, and to Seller’s knowledge, all of the Permits are in full force and effect.

(i)        Except as otherwise disclosed to Purchaser on Exhibit “E” to this Agreement, Seller has not received any written notice of uncured violations (or investigation of potential violation) of laws, ordinances, orders or regulations of governmental or quasi-governmental authorities with respect to the Property (collectively, “Laws”), nor has Seller received any written notice of any uncured violation of any CC&Rs.

(j)        To Seller’s knowledge, other than (i) Hazardous Substances used in the ordinary course of maintaining, operating and cleaning the Hotel in commercially reasonable amounts and in accordance with all Hazardous Waste Laws, (ii) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Hotel in commercially reasonable amounts and in accordance with all Hazardous Waste Laws, or (iii) matters disclosed in Exhibit “E” or this Section 4.1(j), no Hazardous Substances are, or have been during any period of Seller’s ownership of the Hotel, present on, under or in the Hotel in violation of any Hazardous Waste Laws.

(k)       Except as otherwise set forth on Exhibit “F” to this Agreement, Seller is not currently involved in any litigation, investigations or other proceedings which, if, adversely determined, could reasonably be expected to have a material adverse effect on the operation of the Property, the financial condition or results of operations of the Property or Seller’s ability to consummate the transaction contemplated by this Agreement, nor has Seller received any written notice that any such litigation, investigations or other proceedings are to be instituted nor does Seller have any knowledge that any such litigation, investigations or other proceedings are threatened.

(l)       Seller has not received written notice from any condemning authority of any pending or threatened condemnation action affecting any portion of the Property.

(m)      Seller has provided to Purchaser true and complete copies, to the extent in Seller’s or Manager’s possession or control, of all bills for real estate and personal property taxes and assessments for the year of Closing and one (1) immediately preceding tax year.

(n)      Seller has provided to Purchaser financial statements for the Hotel (consisting of un-audited financial statements for the last three (3) years or Seller’s ownership period, whichever is less, and any year-to-date financial statements and operating budgets prepared for the Hotel for the current year). To Seller’s knowledge, all of these financial statements are in all material respects true and complete and fairly represent the financial condition of the Hotel as of the dates stated therein.

(o)       Seller owns good and marketable title to the Furnishings, Inventories and Operating Equipment, free and clear of all liens, leases and encumbrances (other than those items leased or loaned to Seller as described in Exhibits “B” and “C”, if any), and Existing Permittee owns good and marketable title to the Alcoholic Beverages free and clear of all liens, leases and encumbrances.

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(p)      Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended.

(q)      All sales and use taxes (other than those sales taxes, if any, arising from the sale of the Property from Seller to Purchaser), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing Date (or applicable to any period prior to Closing) have been paid in full (or will be provided for at the Closing pursuant to the provisions of Section 5.2 below), and all required reports and returns relating thereto have been, or will be, timely filed. Seller has not received written notice of any special tax assessment relating to the Hotel, the Property or any portion thereof, and there are no tax agreements in place affecting the Hotel or the Property.

(r)       There are no collective bargaining agreements with any unions at the Hotel.

(s)      All Hotel Employees are employees of Seller. There are no pension plans of any type with respect to which Seller or the Property has an obligation. Neither Seller nor Manager has received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller or Manager at the Hotel nor has it received any notice of any claim of unfair labor practices. Seller has and shall maintain through the Closing Date a level of employment at the Hotel that is sufficient for the normal business operations of the Hotel at standards required by the License Agreement. The Closing of the transaction contemplated by this Agreement will not constitute or result in a violation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or of any state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans (as defined in Section 3(32) of ERISA).

(t)       Neither it nor any of its affiliates, nor, to Seller’s knowledge, any of their respective partners, members, shareholders or other equity owners, or to Seller’s knowledge, any of their respective employees, officers directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities.

(u)      All insurance policies held with respect to the Property by Seller are valid and in full force and effect.

(v)      Seller has not granted to any Person other than Purchaser any right to purchase the Property or any portion thereof or interest therein.

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(w)      Franchisor has not identified or requested any repairs, improvements or alterations other than those disclosed by the existing PIPS. Seller has no knowledge of any deficiencies which are not in compliance with current Franchisor standards, including, but not limited to, any prior PIPs which are outstanding or overdue.

(x)      All information given by Seller to Purchaser in this Agreement or in connection with the transactions contemplated hereunder shall be true and accurate in every material respect as of the date hereof and at the Closing Date, and Seller has not failed to disclose any fact to Purchaser necessary to make the statements herein or otherwise provided in connection with the transactions contemplated hereunder not misleading and Seller has no knowledge or information of any facts, circumstances, or conditions that are inconsistent with the representations and warranties contained herein. Seller shall promptly notify Purchaser in writing if there occurs any (i) material adverse change in the condition, financial or otherwise, of the Property, or the operation thereof, at any time prior to the Closing Date or (ii) if any information, document, agreement or other material delivered to Purchaser is amended, superseded, modified or supplemented.

4.2      Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)      Purchaser is a duly organized and validly existing corporation, is in good standing in Maryland and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)      The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate corporate action of Purchaser.

(c)      No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement except for such consents as shall be obtained by Purchaser prior to the Closing.

(d)      Neither Purchaser nor any of its affiliates, nor, to Purchaser’s knowledge, any of their respective partners, members, shareholders or other equity owners, or their respective employees, officers directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities.

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(e)      Purchaser is an experienced purchaser, owner and operator of hotels and real property such as the Property, and Purchaser acknowledges and agrees that Purchaser has made, or will make prior to Closing, such independent investigations, inspections, analyses and research as Purchaser has deemed necessary or appropriate (or, in the alternative, Purchaser has elected at its risk not to make such investigations, inspections, analyses and research), concerning the condition, ownership, use and operation of the Property, including, but not limited to, investigations, inspections, analyses and research of: (i) present and future Laws and restrictions concerning the use, location and suitability of the Property or any existing or proposed development or build-out or condition thereof, including, but not limited to, zoning, environmental, barrier removal and other such Laws; (ii) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Property (collectively, “Approvals”); (iii) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any Laws or the obtaining of any Approvals; (iv) the economic value of the Property; (v) the seismic and structural integrity of the Improvements; (vi) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Property; (vii) the extent or condition of title to the Property and the extent of existing encumbrances against the Property; (viii) the operation and management of the Hotel; (ix) any employment matters affecting the Hotel; and (x) the presence, use, transportation or storage of Hazardous Substances on, over, under or nearby the Property.

(f)       In entering into this Agreement, Purchaser is relying solely upon (i) its own inspections, investigations, research and analyses of the matters set forth in Section 4.2(e) above, and (ii) the express representations and warranties of Seller set forth in Section 4.1 above and elsewhere in this Agreement and in any documents to be delivered by Seller to Purchaser at Closing, and Purchaser is not relying in any way upon any other representations, warranties, statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller, Manager, Existing Permittee or their representatives to Purchaser or its representatives, whether oral or written (all such matters herein referred to as the “Delivered Information”), express or implied, of any nature whatsoever regarding any such matters. Except as otherwise provided in an express representation or warranty contained in Section 4.1 above and except as otherwise provided in Section 4.3 below, Seller shall have no liability with respect to the accuracy or completeness of the Delivered Information.

(g)      SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, PURCHASER AGREES THAT: (i) PURCHASER SHALL ACCEPT THE PROPERTY IN ITS PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON THE PROPERTY (OTHER THAN AS REQUIRED BY SECTION 4.4(d)) AND, SPECIFICALLY, BUT WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, OR (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT PURCHASER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY PURCHASER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

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(h)      PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING, NEITHER SELLER, MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE DELIVERED INFORMATION PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (V) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

4.3     Remedies and Survival Regarding Representations and Warranties.

(a)      Notwithstanding anything to the contrary in this Agreement, Seller shall have the right prior to the Closing to amend and supplement any exhibit or schedule, or provide a new exhibit or schedule, to this Agreement from time to time with written notice to Purchaser but without Purchaser’s consent to the extent that (i) such exhibit or schedule needs to be amended, supplemented, or provided to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, and (ii) Seller did not have actual knowledge as of the Effective Date of the matter being disclosed in such amendment, supplement, or new exhibit or schedule. If Seller makes any amendment or supplement to the exhibits or schedules, or provides a new exhibit or schedule, after the expiration of the Contingency Period (a “Post Due Diligence Disclosure”), then (a) such Post Due Diligence Disclosure shall constitute a failure of the conditions precedent to Purchaser’s obligations as set forth in Section 4.5 if, and only if either (i) Seller had actual knowledge of the matter being disclosed in such amendment, supplement, or new exhibit or schedule prior to the Effective Date, but failed to disclose such matter to Purchaser in writing prior to the Effective Date or in this Agreement (including any exhibit or schedule hereto), or (ii) Purchaser did not have actual knowledge as of the expiration of the Contingency Period of the matter being disclosed in such amendment, supplement, or new exhibit or schedule, and (b) if Purchaser proceeds to Closing notwithstanding such Post Due Diligence Disclosure, the corresponding representation or warranty to which such Post Due Diligence Disclosure relates shall be deemed qualified by such Post Due Diligence Disclosure for the purposes of limiting the defense and indemnification obligations and the liabilities of Seller under this Agreement.

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(b)      Subject to Section 4.3(a) above, by executing and delivering the documents listed in Section 5.4(a) below, Seller shall be deemed to have made all of the representations and warranties of Seller in Section 4.1 above and elsewhere in this Agreement, as of the Effective Date and as of the Closing Date. Should any of such representations and warranties, as amended, supplemented or modified pursuant to Section 4.3(a), be found to be incorrect in any material respect prior to the Closing, Seller shall have the option, but not the obligation, to cure same by the Closing Date, and upon Seller’s election to attempt such cure as evidenced by written notice to Purchaser, the Closing shall be postponed until five (5) days following Purchaser’s receipt of proof satisfactory to Purchaser that such matters have been cured; provided, however, if Seller is unable or unwilling to cure the same within fifteen (15) days after the scheduled Closing Date, Purchaser shall have the option either to (i) waive the same by proceeding to close the transaction, or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (a) each party shall pay one-half (1/2) of the expenses of escrow, and (b) each party shall continue to be obligated under the Surviving Obligations. In the event Purchaser waives or is deemed to have waived Seller’s incorrect representations and warranties and proceeds to close the transaction, such waiver shall be deemed to include any and all Claims associated with the same, including any right to be indemnified against such Claim pursuant to the terms of this Agreement. If, prior to the Closing, Purchaser obtains actual knowledge that any representation or warranty of Seller is inaccurate or incorrect and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate or incorrect representation or warranty. For purposes of the foregoing, Purchaser’s actual knowledge as used in this Agreement shall be deemed to mean the actual, present, conscious knowledge of the individuals employed by Purchaser or its affiliates who are actively working on this transaction.

(c)      The representations and warranties of Seller and Purchaser as set forth herein shall survive the Closing for a period of twelve (12) months and thereafter will automatically expire unless Purchaser or Seller, as the case may be, has given written notice to the other party of a breach of any such representation or warranty prior to the expiration of the twelve (12) month period following the Closing, in which event such party’s right to recover amounts from the other party for such noticed breach of a representation or warranty shall survive Closing until expiration of the applicable statute of limitations (or if any action is filed with respect to such breach prior to the expiration of such applicable statute of limitations, until such action has been finally adjudicated).

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(d)      Notwithstanding any other provision contained in this Agreement to the contrary:

(i)       Seller shall be obligated to indemnify and hold Purchaser harmless with respect to Claims resulting from one or more breaches of Seller’s representations or warranties only to the extent that such Claims in the aggregate exceed Twenty Five Thousand Dollars ($25,000) (the “Threshold”), and then only to the extent of the amount by which such Claims exceed the Threshold;

(ii)      Purchaser shall have no right to file an action for rescission in connection with any breaches of Seller’s representations or warranties;

(iii)     Seller’s aggregate liability to Purchaser with respect to any and all such breaches of Seller’s representations or warranties, and breaches of any of Seller’s covenants that expressly survive the Closing or in any Seller closing document, including without limitation any liability therefor under Section 8.18, shall not exceed One Million Dollars ($1,000,000) (the “Post-Closing Liability Cap”) and Purchaser hereby waives any damages, costs and expenses in excess of said amount;

(iv)     in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except those of third parties against which Seller has indemnified Purchaser; and

(v)      in the event that Purchaser actually recovers any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Seller indemnified and actually paid Purchaser under this Agreement, then to the extent Purchaser’s damages did not exceed the amount paid by Seller to Purchaser, Purchaser shall promptly reimburse Seller to the extent of any such double-recovery net of any deductibles and pursuit costs.

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(e)       EXCEPT FOR THE EXPRESS OBLIGATIONS AND LIABILITIES OF SELLER SPECIFICALLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING (THE “SELLER PARTY OBLIGATIONS”), PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER, MANAGER AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENT, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING IN ITS OR THEIR BEHALF (“RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT IT HAS OR MAY HAVE AGAINST ANY OF THE RELEASED PARTIES FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY MATTERS AFFECTING THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, CONSTRUCTION DEFECTS, ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD SIGNIFICANTLY AFFECT PURCHASER’S RELEASE TO SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED HIS SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, ANY PROVISIONS SIMILAR TO THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE SELLER PARTY OBLIGATIONS, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER, EXCEPT WITH RESPECT TO THE SELLER PARTY OBLIGATIONS, FROM ANY SUCH UNKNOWN CLAIMS WHICH MIGHT IN ANY WAY BE INCLUDED AS A PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

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The foregoing waivers and releases shall not apply to any of the representations, warranties, covenants, indemnities or other matters expressly contained in this Agreement, or in any of the closing documents delivered by Seller, to the extent same expressly survive the Closing.

Seller and Purchaser have each initialed this Section 4.3(e) to further indicate their awareness and acceptance of each and every provision hereof.

SELLER’S INITIALS	PURCHASER’S INITIALS

4.4     Covenants. Seller and Purchaser, as applicable, covenant and agree to perform (and where applicable, Seller agrees to use commercially reasonable efforts to cause Manager or Existing Permittee to perform) the following covenants from the Effective Date to the Closing (and with respect to Section 4.4(e) below, from and after the Closing):

(a)     Seller shall assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information necessary to enable Purchaser’s agents and Seller’s agents to compute the prorations described in Section 5.2.

(b)     Seller will not, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed, sell exchange, assign, transfer, convey, lease or otherwise dispose of, or enter into any agreement or negotiate any agreement to sell exchange, assign, transfer, convey, lease or otherwise dispose of, all or any part of the Property or any interest therein except for Furnishings, Inventories, Alcoholic Beverages and Operating Equipment that are sold or consumed and replaced or replenished by Seller in the Ordinary Course of Business; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such desired disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c)     Prior to Closing, Seller or Manager, as applicable, will be allowed to (i) amend, extend or terminate any Space Leases, Major Contracts and Permits in the Ordinary Course of Business (or as required by the terms thereof), and (ii) enter into any new Space Leases or Major Contracts in the Ordinary Course of Business, if they are terminable by Purchaser without any termination fee upon not more than thirty (30) days’ notice. With respect to any Major Contract containing automatic renewal provisions for which notice of non-renewal must be given by the date of Closing (a “Major Contract Non-Renewal Date”), Seller shall provide Purchaser with at least ten (10) days prior notice of such Major Contract Non-Renewal Date, and Purchaser shall notify Seller no later than five (5) days after receiving such notice if Purchaser objects to such renewal, failing which any such objection shall be waived by Purchaser. Other than as set forth in the preceding two (2) sentences, Seller will not, and will not permit Manager to (i) amend, extend or terminate any Space Leases, Major Contracts or Permits, or (ii) enter into any new Space Leases or Major Contracts, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed prior to the expiration of the Contingency Period but which may be withheld at Purchaser’s reasonable discretion after the expiration of the Contingency Period. In the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of any such agreement as set forth in the preceding sentence, such failure to respond shall be deemed to constitute Purchaser’s approval of same. Notwithstanding the foregoing, Seller will pay all charges prior to delinquency under such Space Leases and Major Contracts, and Seller will perform all of its obligations under such Space Leases and Major Contracts.

(d)     Seller will cause the Property to be operated and maintained in the Ordinary Course of Business and consistent with past practice which undertaking includes, but is not limited to, (i) maintaining Inventories, Operating Equipment, Furnishings and Alcoholic Beverages in the Ordinary Course of Business, (ii) instructing Manager to enter into Bookings on Seller’s behalf in the Ordinary Course of Business, and (iii) performing routine maintenance and repairs for the Property in the Ordinary Course of Business.

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(e)     Subject to the limitations set forth in Section 1.3(c), by not later than May 19, 2015 [2 weeks after Effective Date], the Purchaser or its designee shall submit applications for New Liquor Permits, and shall thereafter diligently and in good faith proceed to obtain such New Liquor Permits, and Seller shall cooperate with reasonable requests from Purchaser to assist with such applications so long as there is no additional cost to Seller. If Purchaser shall have not obtained the New Liquor Permits by the Closing, and if permitted by applicable law, Seller will, or will use commercially reasonable efforts to cause Seller or Seller’s designee, as the holder of the Liquor Permits (the “Existing Permittee”), at no cost, expense, or liability to Seller or Existing Permittee, to (i) enter into such license agreements, management agreements and/or other interim agreements (collectively, the “Interim Liquor Agreements”) with Purchaser or Purchaser’s designee as may be reasonably necessary for the continuation, for a period of One Hundred Twenty (120) days, of the sale and consumption of alcoholic beverages at the Hotel after the Closing and before such time as Purchaser or its designee (the “New Permittee”) obtains the New Liquor Permits provided, further, that the duration of such Interim Liquor Agreements may be extended beyond such One Hundred Twenty (120) day period at the discretion of the Existing Permittee at a cost to Purchaser or Purchaser’s designee of Two Hundred and No/100 Dollars per day of such extended period, and (ii) cooperate in all other reasonable respects (which shall include, without limitation, supplying information known to Seller or Existing Permittee and execution of such documents as may be legally required) with Purchaser in connection with the liquor permit application. If permitted by applicable law, until such time as the New Liquor Permits are obtained, Existing Permittee will maintain ownership of the Alcoholic Beverages and comply with the Interim Liquor Agreements. If permitted by applicable law, at such time as the New Liquor Permits are obtained, Existing Permittee will convey the Alcoholic Beverages to New Permittee at book value by a conveyance document in form reasonably acceptable to Seller and Purchaser and in accordance with the requirements of the applicable governmental authority and all applicable Laws. Purchaser’s (or New Permittee’s) successfully obtaining the New Liquor Permits shall not be a condition of Closing for Purchaser or Seller. This Section 4.4(e) shall survive the Closing.

(f)      Seller will give the appropriate notice to Manager and shall take all other action to terminate the Management Agreement effective on the Closing Date at Seller’s sole cost and expense.

(g)     Seller will maintain until the Closing Date the existing insurance coverage for the Property.

(h)     Seller shall maintain its Books and Records in the Ordinary Course of Business, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its Books and Records in prior years. At the Closing, Purchaser shall become the owner of all Books and Records except for Excluded Assets; provided, however, Seller or Manager may, prior to or at the Closing, photocopy and remove photocopies of any of such Books and Records from the Hotel. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of Seller reasonable access, at Seller’s sole cost and expense, to (i) the Books and Records with respect to the Hotel, (ii) the Property, and (iii) the employees at the Hotel, for any purpose reasonably deemed necessary or advisable by Seller, including, without limitation, to prepare any documents required to be filed by Seller under applicable Laws related to the Hotel or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any person or insurance company involving Seller or Manager or their officers, employees, agents and representatives related to the Hotel; provided, however, that (x) Seller shall provide reasonable prior notice to Purchaser; (y) Purchaser shall not be required to provide such access during non-business hours; and (z) Purchaser shall have the right to accompany the officer, employees, agents or representatives of Seller in providing access to the Books and Records, the Property or the employees of Purchaser (or Purchaser’s manager). Purchaser, at its cost and expense, shall retain all Books and Records with respect to the Hotel for a period of not less than four (4) years after the Closing Date. This Section 4.4(i), other than the first sentence above, shall survive the Closing.

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(i)      Seller shall promptly notify Purchaser of any event or circumstance that constitutes a material change to any of Seller’s representations and warranties set forth in this Agreement.

(j)      Seller shall cause Manager to continue to use their commercially reasonable efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in the Ordinary Course of Business consistent with past practice; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges heretofore customarily charged by them for such purposes in the Ordinary Course of Business. Seller acknowledges that the Purchase Price includes the transfer of Bookings.

(k)     Seller will use commercially reasonable efforts to obtain and deliver to Purchaser any estoppels Purchaser may reasonably require in connection with any Space Leases (each individually an “Estoppel”, and collectively the “Estoppels”); provided, however, Seller shall not be obligated to incur any expense or fee to so obtain Estoppels other than may be required by the terms of the Space Lease. If Seller is unable to obtain any requested Estoppels, Seller will provide Purchaser with a document in the form attached hereto as Exhibit “H” certifying to Seller’s knowledge the information in the requested Estoppel.

(l)      Seller shall not modify or release any warranties or guaranties applicable to the Property other than in the Ordinary Course of Business.

(m)    By not later than May 19, 2015 [2 weeks after Effective Date], the Purchaser or Purchaser’s designee shall submit its complete application and related materials to New Franchisor for a New Franchise Agreement.

(n)     The Seller shall indemnify and defend or cause to be indemnified and defended the Purchaser and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Purchaser with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees arising out of or related to any act, failure to act, any transaction or any facts or circumstances (a) occurring prior to the Closing Date, or (b) undertaken or caused by the Seller in connection with Hotel Employees at Closing, including: (i) the termination of such Hotel Employees; (ii) the failure of the Seller or the Manager to comply with the provisions of any collective bargaining agreement; (iii) any alleged discrimination, breach of contract or other wrongful termination; and (iv) any alleged right to workers’ compensation benefits, unemployment compensation, or statutory or contractual severance, including claims for any withdrawal liability or unfunded liability incurred because of participation in any pension plan covered by the Multiemployer Pension Plan Amendments Act of 1980 or other multiemployer pension plan or similar fund.

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(o)     After Closing, the Seller and Manager shall afford the Purchaser and its agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to the Property and to the extent necessary in connection with any audit or any other reasonable business purpose relating to the Property (other than litigation or investigation of any claim or action against the Seller or the Manager), including, but not limited to a 3-05 Audit or any other audit which may be required by the Securities Exchange Commission; provided that: (i) any such access by the Purchaser or its agents shall not unreasonably interfere with the conduct of the Seller’s or the Manager’s business; (ii) information concerning employees shall be limited to such employees’ names, titles, dates of employment and pay rates, and shall not include any private or confidential information concerning such employees; and (iii) Purchaser or its agents shall keep the information contained in such records confidential; provided, however, that any such information compiled in a report and distributed in accordance with Securities and Exchange Commission Regulation S-X and Rule 3-05 and/or Rule 3-14 shall not be prohibited.

(p)     Purchaser’s representatives shall have access to, and the Seller and Seller’s Manager shall cooperate with Purchaser and furnish upon request, all financial and other information relating to the Property to the extent necessary to enable Purchaser’s representatives to complete the 3-05 Audit and prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Purchaser or its affiliates, whether before or after Closing and regardless of whether such information is included in the records to be transferred to Purchaser hereunder. Seller shall also provide to Purchaser’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. Seller shall maintain its records for use under this Section for a period of not less than one (1) year after the Closing Date. The provisions of this Section shall survive Closing or termination of this Agreement.

4.5    Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions:

(a)      Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects subject, however, to Section 4.3.

(b)     Seller shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 5.4(a).

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(c)     There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Purchaser pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

(d)     There shall be no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to Seller’s Knowledge, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might materially and adversely affect (a) the financial condition or operations of Seller or the Hotel, (b) Seller’s ability to enter into or perform this Agreement or (c) Seller’s title to the Property.

(e)      At Seller’s sole cost and expense, the Management Agreement shall be terminated as of the Closing Date and Seller shall deliver possession of the Property to Purchaser at the Closing Date free and clear of such agreement. If Purchaser shall have designated a replacement manager for the Hotel (the “New Manager”), Seller shall, and shall cause Manager to, cooperate with the New Manager in order to permit the New Manager to prepare to manage the Hotel from and after Closing.

(f)      Seller shall have given appropriate notice to Franchisor and shall have taken all other action reasonably necessary to terminate the Franchise Agreement effective on the Closing Date.

(g)     Franchisor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have entered into a new license agreement with Purchaser.

(h)     On or prior to Closing, the Title Company shall irrevocably commit to issue to the Purchaser an owner policy of title insurance in respect of the Property pursuant to a marked title commitment or pro forma policy effective as of the date of Closing in the amount of the Purchase Price, subject only to the Permitted Exceptions (the “Title Policy”).

(i)       3-05 Audit. Purchaser shall have received from its auditor either a determination that a 3-05 Audit is not necessary or a statement that the auditor has completed or will be able to complete the 3-05 Audit as contemplated under Section 1.4.

If any of the foregoing conditions have not been satisfied as of the Closing Date for reasons other than a Purchaser default, then Purchaser, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including, without limitation, Section 6.2 below), shall be entitled to terminate this Agreement pursuant to this Section 4.5 by giving Seller written notice to such effect, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow unless the termination is solely due to Seller’s failure to perform its obligations hereunder in which event Seller shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. If Purchaser has actual knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VI and proceeds with Closing, then such unsatisfied condition shall be deemed waived by Purchaser. Notwithstanding the foregoing, in the event that Purchaser terminates this Agreement due to a Seller default, Section 6.2 shall control the obligations of the parties and disbursements of the Earnest Money.

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4.6     Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions:

(a)     Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b)     Purchaser shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 5.4(b).

(c)     There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a person or entity that is not an affiliate of Seller pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

(d)     Purchaser shall pay all termination, liquidated damages, assignment, new franchise, PIP order costs and all other fees and costs in connection with the termination, assumption, renewal and/or transfer of the existing franchise to enable Purchaser to continue to operate the Property after Closing as a Hampton Inn. Purchaser may, at its option, arrange for a different franchise for the Property so long as all costs of termination, liquidated damages and associated costs and fees for the existing franchise to be terminated and all costs and fees associated with any different franchise are all paid solely by Purchaser without any cost, recourse or liability to Seller. Purchaser shall on or prior to Closing commit to undertake and then complete after Closing, at its sole cost, all PIPs required for the Property by the Franchisor and, on or prior to Closing, secure its obligations with financial assurances by cash reserves and/or guaranties to the extent required by the applicable franchisor. In all events, Purchaser shall structure all arrangements with Franchisor or any different franchisor such that Seller and all parties affiliated with Seller (including, without limitation, any Seller-related guarantors) under the Franchise Agreement for the Property shall be released from liability thereunder in a form as typically provided by such Franchisor as of Closing and, in connection with the foregoing, provide Seller with documentation evidencing such releases as reasonably requested by Seller.

If any of the forgoing conditions have not been satisfied as of the Closing Date for reasons other than a Seller default, then Seller, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including without limitation, Section 6.1 below), shall be entitled to terminate this Agreement pursuant to this Section 4.6 by giving Purchaser written notice to such effect, whereupon Escrow Agent shall disburse the Earnest Money as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow unless the termination is solely due to Purchaser’s failure to perform its obligations hereunder in which event Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. If Seller has actual knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VI and proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Seller. Notwithstanding the foregoing, in the event that Seller terminates this Agreement due to a Purchaser default, Section 6.1 shall control the obligations of the parties and disbursements of the Earnest Money.

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V.
Closing Matters

5.1     Closing Date. The Closing, as evidenced by the payment and release of the Purchase Price by Closing Agent to Seller in accordance with the terms of this Agreement and the release by Closing Agent of the Quitclaim Deed for recording, shall occur on or before Noon, Eastern Time, on the date which is thirty (30) days after the expiration of the Contingency Period, or such other date as Seller and Purchaser shall agree upon in writing (the “Closing Date”). The Closing shall be effected through the escrow with the Title Company. Purchaser and Seller shall execute appropriate instructions to implement the closing of such escrow.

5.2      Adjustment and Prorations. The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(a)      Taxes.

(i)     All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time and Seller shall be responsible for all such amounts attributable to the period prior to the Cut-Off Time, and Purchaser shall be responsible for all such amounts attributable to the period after the Cut-Off Time. If such taxes for the tax year in which the Closing occurs or any previous tax year have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available. When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party, net of any applicable tax consultant fees if appeals are currently in process, within fifteen (15) days after such taxes are finally determined.

(ii)     Seller retains the right to continue and settle any proceeding pending as of the Effective Date and to contest any real and personal property taxes and special assessments for any period prior to the Closing Date, and Seller shall be entitled to any refunds or abatements awarded in such proceedings or in any proceedings to the extent the real and personal property taxes, special assessments, refunds or abatements relate to periods of time prior to the Closing Date. After the Effective Date, Seller shall not enter into any agreements relating to future tax years that commence after the Closing Date that would be binding upon Purchaser or the Property. In the event that Purchaser files a tax appeal or request for reassessment for the tax year in which the Closing occurs, Seller and Purchaser shall share in the amount of any rebate or refund resulting therefrom (after first paying to Purchaser all reasonable costs and expenses incurred by Purchaser in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting such taxes or assessments (at no cost or expense to the party not pursuing such contest) and to execute and deliver any documents and instruments reasonably required by the party pursuing such contest. The obligations of this Section 5.2(a)(ii) shall survive Closing.

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(b)     Room Rentals. An amount equal to one-half (50%) of the room rentals (less credit card commissions) attributable to the night prior to the Closing Date shall be the property of Seller and the remaining one-half (50%) shall be the property of Purchaser. Room rentals attributable to any night prior to the night prior to the Closing Date shall be the property of Seller.

(c)      Advance Deposits. Prepaid and unearned Advance Deposits and other such third party prepaid items relating to periods after the Cut-Off Time shall be transferred to Purchaser, or the amounts thereof credited to Purchaser, at the Closing.

(d)      Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Any utility deposits shall be transferred to Purchaser and credited to Seller at the Closing.

(e)      Operating Expenses and Trade Accounts. At Closing, Seller shall receive a credit for all unconsumed portions of prepaid expenses except to the extent they pertain to Permits issued by governmental authorities that are not capable of being assumed by or transferred to Purchaser at Closing. Seller shall be responsible for all operating expenses and trade accounts of the Property (including, without limitation, charges and fees payable under the Hotel Contracts and all hotel/motel sales and occupancy taxes) up to and including the Cut-Off Time, unless Seller and Purchaser mutually agree that Purchaser shall assume any such payables, in which case Purchaser shall receive a credit for the amount of the assumed payables at Closing; provided, however, that Purchaser shall be responsible for all purchase orders for Inventories and Operating Equipment (“Purchase Orders”) made by Seller in the Ordinary Course of Business not delivered to the Hotel as of the Closing Date. To the extent the amounts of such items are then known, Seller shall pay such items at the Closing, and Seller shall pay the balance of such items in the Ordinary Course of Business, but in no event later than the date which is forty-five (45) days after the date on which Seller receives written invoices for such items. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may postpone and/or contest payment of any operating expense or trade account which is the subject of a bona fide dispute. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any Claims or other matters relating to such contested operating expenses and trade accounts. All operating expenses and trade accounts accruing after the Cut-Off Time (“Post-Closing Expenses”) shall be the responsibility of Purchaser and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any Claims or other matters relating to (i) the Purchase Orders, or (ii) the Post-Closing Expenses.

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(f)      Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues and other services rendered to guests of the Hotel and the expenses related thereto attributable to the night prior to Closing shall be the property of Seller.

(g)     Rents. All rentals under the Space Leases (including fixed and percentage rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Cut-Off Time if, as and when collected. If there are any arrearages under the Space Leases as of the Closing Date, any rents collected by Seller or Purchaser after the Closing Date with respect to such Space Leases shall be applied as designated by the tenant making such payment, or, if no such designation is made, first to any arrearages for the calendar month in which the Closing occurs, second to any arrearages for the months after the calendar month in which the Closing occurs, third to any arrearages for the calendar month immediately preceding the calendar month in which the Closing occurs, and fourth to any other arrearages. Payments from tenants for electricity, operating expenses and taxes which are billed to tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected.

(h)      Employees. Seller shall, or shall cause Manager to, pay to Hotel Employees, as provided in Section 5.7, all wages and benefits (including, without limitation, all Accrued Vacation and Sick Time) that any Hotel Employee is owed on account of services rendered through the Cut-Off Time, pursuant to statute or contract.

(i)      Security Deposits. Any unapplied security deposits under the Space Leases, if any, shall be transferred to Purchaser at the Closing or credited against the Purchase Price.

(j)       Cash. All cash on hand in house banks (including the General Manager’s petty cash fund) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing. All other funds of Seller shall remain its property and shall be withdrawn by or transferred or credited to Seller at Closing.

(k)      Ledger and Other Receivables. All accounts receivable of any kind attributable to guests in the Hotel on the night preceding the Closing (the “Guest Ledger”) shall belong to Seller with 100% of Seller’s share credited to Seller at Closing and the Guest Ledger becoming the property of Purchaser at Closing; provided, however, room revenue for the night which carries over to the Closing Date shall be shared equally between Purchaser and Seller as provided in Section 5.2(b) above. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser on account of or with respect to such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from Hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller.

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(l)       Existing Inventory. Seller shall at Closing receive a credit for the book value of the Hotel’s existing inventory of unopened containers of food and beverage, unopened paper goods, guest supplies, cleaning supplies, operating supplies, and printing supplies, and, to the extent permitted by applicable local law, unopened Alcoholic Beverages.

(m)     Closing Statements. Purchaser and Seller will conduct inventories, examinations and audits of the Property as may be necessary to make the adjustments and prorations required under this Section, or under any other provisions of this Agreement. Based upon such audits, examinations and inventories conducted on the night preceding the Closing Date, Seller and Purchaser will prepare a Closing Statement (herein so called), which will show the net amount due either to Seller or to Purchaser as the result thereof, and such net amount will be added to, or subtracted from, the payment of the Purchase Price to be paid to Seller pursuant to this Agreement.

To the extent that any of the items described above cannot be finally determined on the Closing Date, then such items shall be prorated on an estimated basis using the most current information. Within ninety (90) days after the Closing Date, Seller and Purchaser shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such recalculation. This Section 5.2 shall survive the Closing.

5.3     Guest Property in Seller’s Possession on Closing Date. Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(a)      Safe Deposit Boxes. On the day prior to the Closing Date, Seller shall notify all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three days thereafter. Seller may have a representative present at the Hotel during such period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify, defend and save and hold Seller harmless from and against any Claim or obligation arising out of or with respect to such recorded property. Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless from and against, any Claim arising with respect to property placed in the safe deposit boxes before the Closing that is not listed in said inventory. The indemnities set forth in this Section 5.3(a) shall survive the Closing.

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(b)     Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the day prior to the Closing Date (the “Baggage Inventory List”). Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List. Purchaser agrees to indemnify, defend and save and hold Seller harmless from and against any Claim arising out of or with respect to the baggage listed on the Baggage Inventory List, and Seller agrees to indemnify, defend and save and hold Purchaser harmless from and against any Claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed on the Baggage Inventory List. The indemnities set forth in this Section 5.3(b) shall survive the Closing.

5.4     Closing Documents.

(a)     On or before the Closing Date, Seller shall deliver to Closing Agent or to Purchaser, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)      a Quitclaim Deed, conveying the fee simple title in the Real Property to Purchaser free of all encumbrances except the Permitted Exceptions, duly authorized, executed and acknowledged by Seller, in the form attached hereto as Exhibit “I” (the “Quitclaim Deed”);

(ii)     two (2) counterparts of a Bill of Sale and Assignment and Assumption Agreement, transferring to Purchaser all of the Personal Property, duly authorized and executed by Seller, in the form attached hereto as Exhibit “J” (the “Bill of Sale and Assignment”), together with original certificates of title for all vehicles that are part of the Property, endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iii)   a certificate, stating that each of the representations and warranties of Seller set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects (subject to Section 4.3(b)), duly authorized and executed by Seller, in the form attached hereto as Exhibit “K” (the “Seller’s Certificate”);

(iv)    possession of the Property, subject to the rights of Hotel guests and the Permitted Exceptions, and any and all keys, access codes and plans and specifications for the Improvements on the Property in Seller’s possession;

(v)     a certified copy of such authorizations, approvals and incumbencies of Seller as the Title Company shall reasonably require;

(vi)    a FIRPTA Affidavit executed by Seller in form required by the Internal Revenue Service;

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(vii)   an executed copy of the safe deposit inventory list and Baggage Inventory List;

(viii)  if applicable, an Interim Liquor Agreement, duly executed by the Existing Permittee;

(ix)     a customary settlement statement reflecting the parties’ respective costs of Closing hereunder;

(x)      if applicable, the Tax Certificates required by Section 5.5(c) of the Agreement;

(xi)     to the extent not previously delivered to Purchaser, copies (or originals if available) of the Hotel Contracts, Space Leases, if any, and assignable Permits, and all Books and Records, which shall be deemed to be delivered to Purchaser upon delivery of possession of the Hotel if located at the Hotel on the Closing Date;

(xii)    evidence reasonably acceptable to Purchaser and Title Company of termination of the Management Agreement;

(xiii)   the Estoppels from tenants under any Spaces Leases or alternatively, a certification from Seller, as contemplated in Section 4.4(l);

(xiv)   letters to each tenant under any Space Lease notifying such tenants of the sale of the Property, such letters to be jointly signed by Seller and Purchaser; and

(xv)    any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company to consummate this transaction.

(b)     On or before the Closing Date, Purchaser shall deliver to Closing Agent or to Seller, as appropriate, the following, dated as of the Closing Date (as applicable):

(i)       funds evidencing the Purchase Price (as adjusted by the application of the Earnest Money), plus or minus costs and prorations as set forth herein and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)      two (2) counterparts of the Bill of Sale and Assignment, duly authorized and executed by Purchaser;

(iii)     a certified copy of such authorizations, approvals and incumbency as Seller or the Title Company shall reasonably require;

(iv)     a certificate, stating that each of the representations and warranties of Purchaser set forth in this Agreement are, as of the Closing Date, true and accurate in all material respects as required by Section 4.6(a) hereof, duly authorized and executed by Purchaser, in the form attached hereto as Exhibit “L” (the “Purchaser’s Certificate”);

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(v)     if applicable, the Tax Certificates required by Section 5.5(c) of the Agreement;

(vi)    an executed copy of the safe deposit inventory list and Baggage Inventory List;

(vii)    a customary settlement statement reflecting the parties respective costs of Closing hereunder;

(viii)   if applicable, an Interim Liquor Agreement duly executed by Purchaser or Purchaser’s designee;

(ix)     letters to each tenant under any Space Lease notifying such tenants of the sale of the Property, such letters to be jointly signed by Seller and Purchaser; and

(x)      any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company or Seller to consummate this transaction.

5.5    Closing Costs.

(a)     In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own accountants and attorneys; (ii) all transfer taxes relating to the transfer of the Property, (iii) the fees, costs and expenses for recording any of the documents removing encumbrances; and (iv) one-half (50%) of any escrow fees and costs.

(b)     In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with this transaction: (i) the fees and expenses of its own accountants and attorneys; (ii) the cost the Title Policy and the cost of any mortgagee policy; (iii) the fees, costs and expenses incurred by Purchaser in connection with its due diligence activities; (iv) the fees, costs and expenses for recording any of the Closing Documents; and (v) one-half (50%) of any escrow fees and costs.

(c)     Seller and/or Purchaser, as applicable, shall execute and deliver any transfer and sales tax returns, exemption certificates and/or occasional sales certificates (collectively, the “Tax Certificates”) as may be required by law or deemed reasonably necessary by either party.

(d)     The provisions of this Section 5.5 shall survive the Closing.

5.6     Real Estate Commissions. Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker or finder in the negotiation of this transaction other than Broker, who is Seller’s broker in this transaction. Each party agrees to and does hereby indemnify and hold the other harmless against the payment of any commission or finder’s fee to any other person or entity claiming by, through or under such party, as applicable. Seller shall pay the commission of Broker pursuant to separate agreement. This Section 5.6 shall survive the Closing or earlier termination of this Agreement.

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5.7     Hotel Employees.

(a)     Seller shall, or shall cause Manager to, terminate or arrange for the termination of all Hotel Employees to be effective as of the Closing and shall, or shall cause Manager to, pay (i) to Hotel Employees all wages, severance pay, bonuses, benefits and other compensation (including earned or accrued but not taken vacation and sick time of any Hotel Employee (the “Accrued Vacation and Sick Time”)) and (ii) all payroll taxes and other employment taxes that any Hotel Employee is owed through termination, pursuant to statute or contract. Purchaser covenants to Seller that Purchaser or its management company shall, before the Closing, offer employment (to be effective as of the Closing) to a sufficient number of Hotel Employees on such terms and conditions as may be required so that the actions of the parties pursuant to this Agreement shall not trigger the application of the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or applicable state laws with respect to employees regarding transfers of businesses. Nothing in this Section, however, shall require Purchaser to retain for any period of time any Hotel Employee who is unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Purchaser. It is further agreed, that nothing within this Section shall prohibit the Purchaser from terminating any rehired Hotel Employee for cause in accordance with the WARN Act or applicable state laws and their implementing regulations. In addition, no part of this provision is intended to alter, nor does it alter, the at will status of the Hotel Employees. Seller will use commercially reasonable efforts to cause Manager to cooperate with Purchaser to cause an orderly transfer of the Hotel Employees to the employ of Purchaser. Seller and Purchaser acknowledge that Purchaser may, but is not obligated to, offer employment to the General Manager and other management level employees. Manager shall remain fully responsible for all liability and obligations to Hotel Employees who do not accept Purchaser’s offer of employment. No Hotel Employee shall be obligated to accept Purchaser’s or its management company’s offer for employment. Nothing in this Agreement shall require Purchaser to assume any obligations under any employee benefit plans, programs or arrangements currently maintained for Hotel Employees, and Seller shall, or shall cause Manager to, retain and be solely responsible for all obligations under such plans, programs or arrangements.

(b)     As long as Purchaser has received the Hotel Employee Schedule or Seller has otherwise identified the Hotel Employees to Purchaser prior to the Closing and provided sufficient information to Purchaser to allow Purchaser to make an offer of employment to such Hotel Employees pursuant to this Section 5.7 prior to Closing, if Purchaser or Purchaser’s manager elect not to retain or rehire such Hotel Employees, Purchaser will be responsible for all obligations, if any, arising with respect to such terminated Hotel Employees under, pursuant to, and in accordance with the provisions of the WARN Act and applicable state laws with respect to employees regarding transfers of businesses. Purchaser acknowledges that it expects Purchaser or Purchaser’s manager to retain or rehire a sufficient number of the Hotel Employees, so that Seller will not be required to give any notices that would otherwise be required under the WARN Act (or applicable state laws with respect to employees regarding transfers of businesses) prior to the termination of the Hotel Employees. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller under the WARN Act and applicable state laws with respect to employees regarding transfers of businesses resulting from any termination by Purchaser or Purchaser’s manager of Hotel Employees at any time after the Closing Date.

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(c)     Seller will indemnify, defend and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) (“Employee Claims”) that may be incurred by, or asserted against, Purchaser relating to a past or present Hotel Employee to the extent arising from Seller’s acts or omissions occurring at or prior to Closing (including, without limitation, any Employee Claims which have not yet been asserted by the Closing). Purchaser will indemnify and hold Seller harmless from and against any Employee Claims that may be incurred by, or asserted against, Seller after Closing relating to a past or present Hotel Employee who accepts Purchaser’s offer of employment to the extent arising from acts or omissions occurring on or subsequent to the date of Closing. These indemnities apply, without limitation, to all forms of civil labor and/or employment claims under state, federal or local law, whether brought in judicial, administrative, arbitration or other proceedings, private or public. Seller and Purchaser acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Hotel Employee.

(d)     The provisions of this Section 5.7 shall survive the Closing.

5.8    Disbursements and Other Actions by Title Company. At the Closing, Closing Agent shall promptly undertake all of the following as and to the extent reflected on the settlement statement executed by Seller at Closing:

(a)     Disburse all funds deposited with Closing Agent (including Earnest Money to be disbursed by Escrow Agent on the Closing Date) by Purchaser as follows:

(i)       If, as a result of the prorations and credits pursuant to Section 5.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii)     Deduct and pay to the appropriate third party all items chargeable to the account of Seller pursuant to Section 5.5 above;

(iii)    Pay to the appropriate third party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 5.5 above;

(iv)    Disburse the balance of the funds due to Seller to or as directed by Seller; and

(v)     Disburse any remaining funds to or as directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on settlement statements executed at the Closing.

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(b)     Cause the Quitclaim Deed to be recorded in the Office of the Town Clerk in the town or township where the Property is located (with instructions to return the Quitclaim Deed to Purchaser after recordation), and obtain conformed copies thereof for distribution to Seller and Purchaser;

(c)     Issue to Purchaser the Title Policy (including any endorsements issued in connection therewith);

(d)     Deliver to Purchaser and Seller the other applicable fully-executed documents; and

(e)     Take such other actions as Seller and Purchaser may deem necessary or convenient for the consummation of the Closing.

5.9     Title Company as Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)     Title Company agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate Title Company as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).

(b)     Seller and Purchaser hereby agree (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; (ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct; and (iii) to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

5.10   Survival. The provisions of Article V shall survive the Closing.

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VI.
Remedies

6.1     Seller’s Remedies. Prior to entering into this transaction, Purchaser and Seller have discussed the fact that substantial damages will be suffered by Seller if Purchaser shall fail to perform its obligations under this Agreement and such failure is not caused by (i) a default by Seller under this Agreement, (ii) the failure of any condition precedent to Purchaser’s obligations under this Agreement, or (iii) Purchaser’s termination of this Agreement in accordance with its terms. Due to the fluctuation in land values, the unpredictable state of the economy and of governmental regulations, the fluctuating money market for real estate loans of all types, and other factors which directly affect the value and marketability of the Property, the parties recognize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser’s failure to perform its obligation to purchase the Property under this Agreement. Accordingly, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of the Earnest Money, and if Purchaser defaults in any material respect in performing the obligation to purchase the Property under this Agreement to close, including, but not limited to, its obligations under Section 5.4(b), then Seller, as its sole remedy therefor, after delivery of written notice to Purchaser of such failure and the expiration of a five (5) business day cure period from delivery of such notice, shall be entitled to immediately terminate this Agreement by giving Purchaser written notice to such effect, and receive and retain the Earnest Money as liquidated damages, whereafter the parties shall have no further rights or liabilities under this Agreement, except that (i) Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. Upon the occurrence of a Purchaser default entitling Seller to receive and retain the Earnest Money as liquidated damages and following the proper termination of the Agreement by Seller pursuant to this Section 6.1, Purchaser hereby waives and releases all rights to purchase the Property and upon demand from Seller, Purchaser agrees to evidence such waiver and release in written form satisfactory to Seller, which obligation shall survive the termination of this Agreement. Notwithstanding the foregoing, (i) this provision will not waive or affect Seller’s rights and Purchaser’s indemnity obligations under the other sections of this Agreement which survive termination of this Agreement, and (ii) Seller shall have the right to bring an action for damages against Purchaser for Purchaser’s breach of its covenants or obligations under the immediately preceding sentence. The preceding sentence shall survive the termination of this Agreement.

6.2     Purchaser’s Remedies. If Seller defaults in any material respect in performing its obligations under this Agreement to close the sale of the Property, including but not limited to its obligations under Section 5.4(a), then Purchaser shall have the right, after delivery of written notice to Seller of such failure and the expiration of a five (5) business day cure period from delivery of such notice, to exercise any one of the following as Purchaser’s sole and exclusive remedy:

(a)      proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Purchaser shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties and such waiver will be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity; or

(b)     terminate this Agreement by giving Seller written notice of such election prior to or at the Closing whereupon (i) Escrow Agent shall promptly return the Earnest Money to Purchaser, (ii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except that (a) Seller shall pay the expenses of escrow, (b) each party shall continue to be obligated under the Surviving Obligations, and (c) Seller shall reimburse Purchaser for its reasonable aggregate out-of-pocket expenses in connection with the proposed purchase of the Property (not to exceed the sum of Seventy Five Thousand Dollars ($75,000.00)); or

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(c)     seek specific performance on the part of Seller under the terms of this Agreement; provided such action seeking specific performance is initiated in a court of competent jurisdiction within sixty (60) days of the scheduled Closing Date; provided, however, that in the event such remedy is unavailable by reason of any act of Seller, then Purchaser may pursue all remedies available at law or in equity. Failure to file a suit for specific performance within such sixty (60) day period shall be deemed a waiver of such remedy.

6.3     Attorneys’ Fees. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party (and in addition to any liquidated damages under Section 6.1).

6.4      Survival. The provisions of this Article VI shall survive the Closing or earlier termination of this Agreement.

VII.
Condemnation and Risk of Loss

7.1     Condemnation and Casualty. Seller shall promptly notify Purchaser in writing of any condemnation proceeding filed or any casualty to the Property occurring prior to the Closing.

(a)      Condemnation. If any condemnation proceeding filed prior to the Closing results in, or reasonably would be expected to result in, a loss of all of the Property or any portion of the Property that would cause a permanent loss of ingress or egress to the Property or otherwise materially and adversely impair the operation of the Property (any or all of the foregoing instances shall be referred to herein as the “Condemnation Threshold”), then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent delivered within five (5) days after receipt by Purchaser of notice of such condemnation, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (a) each party shall pay one-half (1/2) of the expenses of escrow, and (b) each party shall continue to be obligated under the Surviving Obligations. If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence does not meet the Condemnation Threshold, then this Agreement shall continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding.

(b)      Casualty. In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Property which is reasonably estimated to cost five percent (5%) of the Purchase Price or more to repair, replace or remediate (the “Casualty Threshold”), Purchaser may, at its option, terminate this Agreement and escrow by written notice to Seller within thirty (30) days after Purchaser’s receipt of the notice of casualty referred to above or at Closing, whichever is earlier, whereupon Escrow Agent shall disburse the Earnest Money to Purchaser as set forth in the Escrow Instructions and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) each party shall pay one-half (1/2) of the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations. If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence costs less than the Casualty Threshold to repair, replace or remediate, then

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(i)     the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price except as set forth in this Section 7.1(b); and

(ii)     subject to Seller supplying Purchaser with satisfactory evidence that such assignment will not impair Seller’s insurance, Seller shall assign to Purchaser at Closing all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire, casualty or other damage (provided that the amount of such insurance proceeds credited to Purchaser plus any other credits to Purchaser set forth below will never exceed the Purchase Price), and Purchaser will receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller and for the amount of any deductibles under any policies related to such proceeds, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration or the reasonable cost of securing the insurance proceeds.

VIII.
Miscellaneous

8.1     Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Property and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

8.2     Binding Effect; Assignment.

(a)     This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and permitted assigns of each of the parties to this Agreement; provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any person or entity other than the parties to this Agreement and their respective personal representatives, successors and permitted assigns.

(b)     Purchaser may assign its rights under this Agreement upon written notice to Seller but without Seller’s consent to (i) any entity, partnership or limited liability company over which Purchaser or its principals possess, directly or indirectly, the power to influence the direction of the management and policies thereof, either through the ownership of voting securities, as a managing general partner or member, or by contract or otherwise, (ii) to any partnership or limited liability company in which Purchaser, any entity managed or controlled by the principals or any person or entity controlling, controlled by or under common control with Purchaser, is a managing partner, general partner, or limited liability company member, (iii) or to any corporation in which Purchaser, or any entity controlling, controlled by or under common control with Purchaser, owns fifty percent (50%) or more of the voting stock, or (iv) any subsidiary of any of the foregoing; otherwise, Purchaser may not assign this Agreement without Seller’s prior written consent which consent may be withheld in Seller’s sole discretion.

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(c)     Any assignee of Purchaser shall assume in writing all obligations and liabilities of Purchaser under this Agreement, and Purchaser shall continue to be liable for the due performance of all of Purchaser’s obligations under this Agreement. Purchaser shall promptly deliver to Seller an executed copy of any such assignment agreement.

8.3     Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; (ii) by delivery by hand or overnight courier; (iii) by facsimile transmission evidenced by confirmed receipt by the transmitting machine; or (iv) by e-mail with proof of delivery. Notice deposited in the mail in the manner herein above described shall be effective two (2) business days after such deposit. Notice by overnight courier shall be effective one (1) business day after deposit with the courier service. Notice given by facsimile transmission or email shall be effective on the business day delivered as evidenced by the printed delivery confirmation receipt retained by the sender, provided that such notice is also sent concurrently by registered or certified mail or overnight courier. Notwithstanding the foregoing, any Notice received after 5:00 p.m., local time of the recipient, shall be deemed to have been delivered the following business day. For the purposes of Notice, the addresses of the parties shall be:

Seller:	Revere Hospitality, LLC 269 Hanover Street Unit #2 Hanover, Massachusetts 02339 Attention: Glenn Gistis Fax No.: (781) 826-2411 Email: ggistis@linchris.com with a required copy to:

Peter F. Burger, Esquire Orr & Reno, PA 45 S. Main Street P.O. Box 3550 Concord, New Hampshire 03302-3550 Fax No. (603) 223-9004 Email: pburger@orr-reno.com

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Purchaser:
Moody National REIT I, Inc.
6363 Woodway, Suite 110
Houston, Texas 77057
Attn: Brett Moody/ Alex Sims
Telephone: (713) 977-7500
Facsimile: (713) 977-7505
bmoody@moodynational.com/
asims@moodynational.com

with a required copy to:

Mr. Adam S. Wilk Ms. Kasi Moeskau Sneed, Vine & Perry, P.C. 900 Congress, Suite 300 Austin, Texas 78701 Telephone No. (512) 476-6955 E-Mail: awilk@sneedvine.com/ kmoeskau@sneedvine.com

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) business days’ written notice to the other party. The Email addresses of the parties are set forth above, and they may be relied on for purposes of Notice.

8.4     Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of laws.

8.5     Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.

8.6     Discharge of Obligations. The acceptance of the Quitclaim Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except as otherwise specifically provided herein and except the Surviving Obligations.

8.7     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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8.8     No Recordation. Neither Purchaser nor Seller shall record this Agreement or any memorandum or other notice of this Agreement in any public records. This Section 8.8 shall survive the Closing or earlier termination of this Agreement.

8.9     Time of the Essence. Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

8.10    Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

8.11   Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall mean those days on which the state courts of the county in which the Property is located is open for business.

8.12   Seller’s Knowledge. For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller’s actual knowledge” or “Seller has no knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Glenn Gistis, after inquiry to the General Manager for the Hotel (the “Seller Knowledge Individual”), on the Effective Date without any further investigation or inquiry (provided that Seller hereby confirms that the Seller Knowledge Individual has read the representations and warranties of Seller set forth in Section 4.1 and elsewhere in this Agreement) but such individual shall not have any individual liability in connection herewith. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual.

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8.13   Confidentiality.

(a)     From and after the Effective Date, the confidentiality provisions set forth below will be applicable and binding on the parties hereto and their respective agents and representatives.

(b)    The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the non-public information discovered by, provided to or otherwise obtained by Purchaser and Seller and their respective agents either prior to or after the Effective Date in connection with the Property or the Business (the “Confidential Information”) shall remain confidential and shall not be disclosed by Purchaser or Seller without the written consent of the other party except (i) to each party’s affiliates, officers, directors, lenders, investors and prospective investors, employees, agents and representatives (including legal counsel, accountants and similar professionals to the extent the party deems it reasonably necessary to inform such person(s), in which case they shall inform each of the foregoing persons of such party’s obligations under this Section and shall secure the agreement of such persons to be bound by the terms hereof); or (ii) as otherwise required by law, rule or regulation, including the rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) or the New York Stock Exchange (“NYSE”); provided, however, that Purchaser and Seller will advise the other party immediately upon receiving any demand for disclosure of any Confidential Information and the other party will have the right to attempt to obtain a protective order or agree to an arrangement with the person or entity demanding such Confidential Information to prevent or limit the extent of such disclosure, prior to the applicable party’s disclosure of such Confidential Information. In no event shall the foregoing preclude Purchaser from providing information regarding the terms of the transfers contemplated in this Agreement to Purchaser’s direct or indirect owners, provided that Purchaser informs each of the foregoing parties of the confidentiality of such information (except for disclosures governed by item (ii) of this subsection (b)).

(c)    Each party shall indemnify and hold the other party harmless from and against any and all Claims suffered or incurred by the other party and arising out or in connection with a breach by the other party of the provisions of this Section 8.13.

(d)   The parties shall be entitled to an injunction restraining the other party or its agents or representatives from disclosing, in whole or in part, the Confidential Information governed by this Section 8.13 and any prior confidentiality agreement with the Broker. Nothing herein shall be construed as prohibiting a party from pursuing damages or any other available remedy at law or in equity for such breach or threatened breach of this Section 8.13 or Section 1.3(f) by the other party; provided that no breaching party shall be liable to the other party for any special, indirect, incidental, punitive, exemplary or consequential damages.

(e)    Prior to Closing, any press releases with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller, such approval not to be unreasonably withheld, conditioned or delayed. If a party fails to respond with specific comments or objections to the other party within two (2) Business Days after such party is notified of and has received the proposed press release, such failure to respond shall be deemed to constitute a party’s approval of such press release. Notwithstanding the foregoing, this Section 8.13(e) shall not restrict Seller or Purchaser from public announcements or filings required or allowed per the terms of Section 8.13(b) above.

(f)    Following the Closing each party shall use reasonable efforts to consult with the other party prior to issuing any press or media release regarding the consummation of the transactions described in this Agreement; provided, however, the other party’s consent shall not be required in order for such party to issue such press or media release.

(g)   The provisions of this Section 8.13 shall survive the termination of this Agreement, but shall not survive the Closing.

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8.14   Offers. Following the mutual execution of this Agreement and continuing until any termination of this Agreement, Seller agrees not to grant any other party a prior right to purchase the Property.

8.15   Tax-Free Exchange. In the event either party desires to effectuate a tax-free exchange under Section 1031 of the Code, the other party agrees to fully cooperate in the structure and documentation of the transaction in order to facilitate such Section 1031 exchange at no cost or other liability to such party and with no obligation to acquire title to any property other than the Property; provided, however, (i) there shall be no delay in the Closing, (ii) the party requesting the Section 1031 exchange shall reimburse the other party at Closing for all reasonable additional costs and expenses incurred by such other party in cooperating with such exchange, and (iii) the party requesting the Section 1031 exchange shall indemnify the other party against any Claims resulting solely from structuring the transaction as an exchange, rather than as a direct purchase, which indemnification obligations shall survive the Closing and shall not merge with the deeds or any other documents executed and delivered at the Closing.

8.16   Amendment to the Agreement/Waiver of Matters or Conditions. No term or condition of this Agreement will be deemed to have been amended or waived unless expressed in writing, and the waiver of any condition of the breach of any term will not be a waiver of any subsequent breach of the same or any other term or condition.

8.17   No-Offer. The delivery of this Agreement to Seller shall not be deemed an offer by Purchaser to enter into any transaction or to enter into any other relationship with Seller, whether on the terms contained in this Agreement or on any other terms. This Agreement shall not be binding upon Purchaser or Seller, nor shall Purchaser or Seller have any obligations or liabilities or any rights with respect hereto, unless and until both Purchaser and Seller have executed and delivered this Agreement.

8.18   Indemnity.

(a)      From and after the Closing, the Seller shall indemnify, defend and hold the Purchaser harmless from and against any and all Claims, suffered or incurred by any such indemnified party in connection with, arising out of, or in any way relating to any of the following (but subject to the Post-Closing Liability Cap): (i) any breach of any express representation or warranty of the Seller contained in this Agreement or in any Seller closing document, (ii) any breach of any covenant of the Seller contained in this Agreement that expressly survives the Closing or in any Seller closing document, (iii) Claims made by Hotel Employees to the extent attributable to their employment at the Property thereof at or prior to the Closing, (iv) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred prior to the Closing Date in connection with the Property, and (v) except (x) as may be the obligation of Purchaser pursuant to an express provision of this Agreement or (y) for any item for which Purchaser receives a credit at Closing (only to the extent of such credit), any Claims brought by any unaffiliated third party to the extent arising from acts, omissions or occurrences that occur or accrue in connection with the Property on or prior to the Closing, including, without limitation, with respect to the Hotel Contracts and any Space Leases. Notwithstanding the foregoing, neither Claims for change to or remediation of the physical, structural or environmental condition of the Property nor Claims of any government or governmental agency or authority relating to the physical, structural or environmental condition of the Property are subject to indemnification by Seller under clause (v) above.

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(b)      From and after the Closing, the Purchaser shall indemnify, defend and hold the Seller harmless from and against any and all Claims arising out of, or in any way relating to (i) any breach of any representation or warranty by the Purchaser contained in this Agreement or in any Purchaser closing document, (ii) any breach of any covenant of the Purchaser which survives the Closing contained in this Agreement or in any Purchaser closing document, (iii) claims made by Hotel Employees to the extent attributable to their employment at the Property or the termination thereof following the Closing, but only to the extent that such claims accrue from or after the Closing, (iv) any physical or personal injury or death caused to any person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred on or after the Closing Date in connection with the Property, and (v) except (x) as may be the obligation of Seller pursuant to an express provision of this Agreement and with respect to which Purchaser did not receive a credit at Closing or (y) for any item for which Seller receives a credit at Closing (only to the extent of such credit), any Claims brought by an unaffiliated third party to the extent arising from acts, omissions, or occurrences that occur or accrue in connection with the Property following the Closing, including, without limitation, with respect to the Hotel Contracts and any Space Leases.

(c)      The provisions of this Section 8.19 shall survive the Closing for a period of two (2) years (except with respect to Section 8.19(a)(i), for which the survival period shall correspond to the survival period for the applicable representations and warranties in Section 4.3), and a party will be entitled to indemnification only for those matters as to which it has given written notice to the party which is to provide indemnification prior to the expiration of the two (2) year period following the Closing (or the applicable period set forth in Section 4.3).

8.19   Privacy Laws. To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Data and Information or other customer or guest information as part of the purchase of the Property and the Business, Purchaser shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy and use of such data and information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such data and information. This Section 8.19 shall survive the Closing or earlier termination of this Agreement.

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8.20   Further Assurances. From the Effective Date until the Closing or earlier termination of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transaction described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any governmental authority or other person under this Agreement or applicable laws, and (ii) effecting all registrations and filings required under this Agreement or applicable laws. After the Closing, Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to further effect the transaction contemplated in this Agreement. The immediately preceding sentence of this Section 8.20 shall survive the Closing.

8.21   WAIVER OF TRIAL BY JURY. SELLER AND PURCHASER EACH HEREBY WAIVE ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT. THIS SECTION 8.21 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

8.22   Intentionally Deleted.

8.23   Bulk Sales. Purchaser and Seller agree to cooperate and take any actions reasonably necessary to comply with the bulk sales or other sales tax statutes, if any, of the State in which the Property is located, in connection with the transactions contemplated by this Agreement. The provisions of this Section 8.23 shall survive the Closing.

8.24   Facsimile/E-mail Execution. For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine with automatic telephonic confirmation of receipt or by e-mail with confirmation of receipt shall be treated in all manners and respects as an original document. The signature of any party transmitted as aforesaid shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties. At the request of either party, any fax or email document shall be re-executed by both parties in original form. Seller and Purchaser hereby agree that neither shall raise the use of a fax or email transmission of signatures as a defense to this Agreement and each hereby waives such a defense. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

8.25   Radon Disclosure. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a period of time. Levels of radon that exceed federal and state guidelines have been found in buildings in Massachusetts. Additional information regarding radon and radon testing may be obtained from the county public health unit of the county in which the Property is located. Seller makes no representation or warranty with respect to the presence or absence of radon in or about the Property and Purchaser unconditionally and absolutely releases Seller from any and all claims with respect thereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:
Date: May , 2015
REVERE HOSPITALITY, LLC, a Delaware limited liability company

By:
, Member, duly authorized

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IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

PURCHASER:
Date: May , 2015
MOODY NATIONAL REIT I INC., a Maryland corporation

	By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President

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SIGNATURE BY ESCROW AGENT

The undersigned hereby acknowledges receipt of a fully-executed copy of this Agreement and agrees to accept, hold, deliver and disburse the Earnest Money strictly in accordance with the terms of the Agreement and to otherwise perform the obligations of Escrow Agent as set forth in the Agreement.

Date:

Old Republic National Title Insurance Company

By:
Name:
Title:

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EXHIBIT “A”

Legal Description

PROPERTY 1

A certain parcel of land (together with certain easements and rights in land) situated on or near Lee Burbank Highway and on or near Chelsea River in said Revere, viz:

The land in Revere, with the buildings thereon, situated on Lee Burbank Highway and Railroad Street and being shown on a plan recorded in Book 24636, Page 171, entitled “Subdivision Plan: Land Now or Formerly of: Global Petroleum Corp. Lee Burbank Hwy. and Railroad St., Revere, Massachusetts,” dated July 27, 1998 (“the Plan”), as “Parcel 1: Area 4.095 Acres”, bounded and described as follows:

SOUTHEASTERLY:	By Lee Burbank Highway, four hundred eighty three and 16/100 (483.16) feet;

SOUTHWESTERLY:	By Option Parcel 2 on the Plan, three hundred twenty two and 12/100 (322.12) feet;

NORTHWESTERLY:	By Massachusetts Bay Transportation Authority, formerly known as Boston and Maine Railroad, six hundred eighty and 60/100 (680.60) feet;

NORTHEASTERLY:	By Railroad Street, fifty eight (58) feet;

SOUTHEASTERLY:	By land now or formerly of J.J. McDonald Co., eighteen and 89/100 (18.89) feet;

SOUTHWESTERLY:	By land now or formerly of J.J. McDonald Co., twenty four and 75/100 (24.75) feet;

SOUTHEASTERLY:	By land now or formerly of J.J. McDonald Co., sixty three and 02/100 (63.02) feet;

NORTHEASTERLY:	By land now or formerly of J.J. McDonald Co., sixty two and 43/100 (62.43) feet;

NORTHEASTERLY:	By land now or formerly of J.J. McDonald Co., fifty five and 02/100 (55.02) feet;

NORTHWESTERLY:	By land now or formerly of J.J. McDonald Co., fifty eight and 75/100 (58.75) feet;

NORTHWESTERLY:	By land now or formerly of J.J. McDonald Co., fifty six and 83/100 (56.83) feet;

NORTHEASTERLY:	By Railroad Street, forty three and 92/100 (43.92) feet;

SOUTHEASTERLY:	By land of or now formerly of JTB Realty Trust and of Pasquale Abruzzese, two hundred twenty-six and 87/100 (226.87) feet; and

NORTHEASTERLY:	By land now or formerly of Pasquale Abruzzese, one hundred forty three and 94/100 (143.94) feet.

1

Within this description are four (4) parcels of registered land described as follows:

Parcel I

That certain parcel of land situated in Revere:

Said land is shown as Lot B8-A on a subdivision plan drawn by Whitman & Howard C.E., dated May 1, 1937, as approved by the Court, filed in the Land Registration Office as plan No. 3686D, a copy of a portion of which is filed with Certificate of Title No. 36343 and all of said boundaries are determined by the Court to be located as shown on said plan.

Parcel II

Another parcel of land situated in Revere:

Said land is shown as Lot C-6, on a subdivision plan No. 13054-E, drawn by C.B. Humphrey, Engineer for the Land Court, dated April 10, 1936, as approved by the Court, a copy of a portion of which is filed with Certificate of title No. 35051.

Parcel III

Another parcel of land situated in Revere:

Said land is shown as Lot Five (5) on a subdivision plan drawn by Whitman & Howard, Inc., Civil Engineers, dated December 1961, as approved by the Court, filed in the Land Registration Office as plan No. 13054-K, a copy of a portion of which is filed with Certificate of Title No. 71001.

Parcel IV

Another parcel of land situated in Revere:

Said land is shown as Lot 17 on a subdivision plan entitled “Subdivision Plan of Land Lee Burbank Highway & Railroad Street Revere, Massachusetts Land now or formerly of: Global Revco Terminal, L.L.C. Between February 1, 1977 & May 15, 2000”, prepared by Gilbert & Maloney, Engineers & Land Surveyors, as approved by the Court, filed in the Land Registration Office as Plan No. 3686P. (“Plan 3686P”)

2

PROPERTY 2

That certain parcel of land with the buildings and improvements thereon, situated in Revere, Suffolk County, Massachusetts, and being shown as,

“‘Option Parcel’ 2 Area: 0.989 Acres,” on a certain plan entitled, “Subdivision Plan Land Now of Formerly of: Global Revco Terminal, L.L.C., Lee Burbank Hwy. & Railroad St., Revere, Massachusetts”, dated July 27, 1998 which plan is recorded with the Suffolk County Registry of Deeds, in Book 24636, Page 171, which parcel includes therein, Lot 15 on a subdivision plan entitled “Subdivision Plan of Land Lee Burbank Highway & Railroad Street Revere, Massachusetts Land now or formerly of Global Revco Terminal, L.L.C. Between February 1, 1977 & May 15, 2000”, prepared by Gilbert & Maloney, Engineers & Land Surveyors, as approved by the Court, filed in the Land Registration Office as Plan 3686P.

3

EXHIBIT “B”
(Space Leases)

Ground Lease and License Agreement between AirInn, LLC, as Landlord, and Atlantic Asphalt & Equipment Co., Inc., as Tenant, dated January 27, 2000, as assigned by AirInn, LLC to Revere Hospitality, LLC, by assignment dated November 30, 2007, and First Amendment to Ground Lease dated January 27, 2015.

4